UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

GERMAN AMERICAN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)
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Fee paid previously with preliminary materials

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

GERMAN AMERICAN BANCORP, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2024
We are pleased to notify you that we will hold the 2024 annual meeting of our shareholders on Monday, April 29, 2024, at 11:30 A.M, Eastern Time, at the German American Operations Center, 1311 W. 12th Ave., Jasper, Indiana, for the following purposes:
1.
To elect four (4) directors, each to serve until the 2027 annual meeting of our shareholders;

2.
To approve, on an advisory basis, the compensation of our Executive Officers who are named in the compensation disclosures in the accompanying Proxy Statement;

3.
To approve, on an advisory basis, the appointment of Crowe LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and

4.
To transact such other business as may properly come before the meeting.

Our Board of Directors has established the close of business on March 8, 2024 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (in person or by legally-appointed proxy) if our stock records show that you owned shares of our common stock at that time.
We invite you to attend this annual meeting in person. Even if you plan to attend, please complete, sign and date the accompanying proxy and return it to our agent promptly in the enclosed postage-paid envelope — or, vote by Internet or by telephone by following the instructions in the accompanying Proxy Statement.
Teleconference Option. Shareholders will also have the option to listen to the meeting via teleconference. To listen to the live teleconference, shareholders should dial 1-888-886-7786. Those shareholders planning to listen should connect to the teleconference at least ten (10) minutes prior to the start of the meeting, as an operator will register your name. While shareholders will be able to listen to the meeting via teleconference, they will not be able to vote or revoke a proxy via this manner of participation.
GERMAN AMERICAN BANCORP, INC.
Bradley C. Arnett
Senior Vice President, Chief Legal Officer and Corporate Secretary
March 21, 2024
Jasper, Indiana

PROXY STATEMENT

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PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS OF
GERMAN AMERICAN BANCORP, INC.
to be held April 29, 2024
INTRODUCTION
The Board of Directors of German American Bancorp, Inc. is soliciting proxies from shareholders for its use at the 2024 annual meeting of shareholders, and at any adjournment or adjournments of that meeting. The annual meeting is scheduled to be held on Monday, April 29, 2024, at 11:30 A.M., Eastern Time, at the German American Operations Center, 1311 W. 12th Ave., Jasper, Indiana.
To improve readability, German American Bancorp, Inc., which has prepared this proxy statement, will sometimes speak in this document in the first-person (using words such as “we” or “our” or “us”) and will address its shareholders using second-person words (such as “you” or “your”). We will also sometimes refer to German American Bancorp, Inc. as “the Company.” References to the Board of Directors of the Company in this proxy statement will usually be shortened to “our Board.” References to our “Proxy Committee” will refer to Angela Curry and Susan J. Ellspermann, who are designated by the proxy cards that accompany this proxy statement as being the persons who are authorized to vote at the annual meeting those shares that are owned of record by shareholders that sign and return such proxy cards.
We are mailing this proxy statement, together with our 2023 annual report (Form 10-K) and summary annual report, a proxy card and an invitation to attend our annual meeting, to our shareholders on or about March 25, 2024.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 29, 2024:
This proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are available free of charge at www.edocumentview.com/GABC.
INFORMATION ABOUT THE MEETING AND VOTING
Purposes of the Meeting
The purposes of the annual meeting are:
1.
To elect four (4) directors, each to serve until the 2027 annual meeting of our shareholders;

2.
To approve, on an advisory basis, the compensation of our Executive Officers who are named in the compensation disclosures in this Proxy Statement;

3.
To approve, on an advisory basis, the appointment of Crowe LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and

4.
To transact such other business as may properly come before the meeting.

Shareholders Entitled to Vote at the Meeting
Our Board has established the close of business on March 8, 2024 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (and any adjournments) if our records show that you owned shares of our common stock at that time. As of this record date, 29,584,709 of our common shares were issued and outstanding, held by approximately 3,046 registered shareholders of record. Each issued and outstanding common share as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person at the meeting or represented by proxy.

Attending the Meeting
The annual meeting is being held in person on Monday, April 29, 2024, at 11:30 A.M., Eastern Time, at the German American Operations Center, 1311 W. 12th Ave., Jasper, Indiana. Even if you plan to attend in person, you are urged to complete, sign and date the accompanying proxy and return it to our agent promptly in the enclosed postage-paid envelope, or vote by Internet or by telephone as described below.
Shareholders will also have the option to listen to the meeting via teleconference. To listen to the live teleconference, shareholders should dial 1-888-886-7786. Those shareholders planning to listen should connect to the teleconference at least ten (10) minutes prior to the start of the meeting, as an operator will register your name. While shareholders will be able to listen to the meeting via teleconference, they will not be able to vote or revoke a proxy via this manner of participation.
Voting Shares By Proxy That You Hold In Your Name
You have three choices:
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VOTE BY INTERNET — www.envisionreports.com/GABC. Use the Internet to transmit your voting instructions up until 1:00 A.M. Central Time on April 29, 2024. Have your proxy card in hand when you access the website. Follow the steps outlined on the secured website.

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VOTE BY PHONE — 1-800-652-VOTE (8683). Call toll free within the United States, Canada, and Puerto Rico any time on a touch tone telephone up until 1:00 A.M. Central Time on April 29, 2024. There is NO CHARGE to you for the call. Have your proxy card in hand when you call. Follow the instructions provided by the recorded message.

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VOTE BY MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or mail it to Proxy Services, c/o Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078.

Voting Shares That You Hold in Brokerage or Similar Accounts
Many shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the annual meeting. Your broker, bank, or nominee will send you voting instructions for you to use in directing the broker, bank, or nominee in how to vote your shares. Your broker, bank, or nominee may allow you to deliver your voting instructions via the telephone or the Internet.
If you hold your shares through a broker and you do not timely provide your broker with specific instructions on how to vote your shares, your broker will not be authorized to cast a vote on your behalf on Proposals 1 and 2, but will be authorized to cast a vote on your behalf, in its discretion, on Proposal 3. In such cases, a “broker non-vote” may be entered with respect to your shares on Proposals 1 and 2 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares.
Your Voting Options on Each of the Proposals
You may vote “for” or “withhold” (meaning you choose to withhold from our Proxy Committee your authority to vote) with respect to the election of each nominee for director (Proposal 1 on the proxy card).
You may vote “for,” “against” or “abstain” with respect to:
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the nonbinding advisory proposal on the compensation of our Named Executive Officers (Proposal 2 on the proxy card); and

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the nonbinding advisory proposal on the approval of the appointment of Crowe LLP (Proposal 3 on the proxy card).

If any other matter is properly brought before the meeting and you have returned a proxy card (thereby appointing our Proxy Committee, or their designees, to vote your shares), your shares will be voted on that matter in accordance with the discretion and judgment of the Proxy Committee. You will have no opportunity on the proxy card to direct the Proxy Committee as to such matters due to their presently unknown nature.
Our Board’s Voting Recommendations
Our Board recommends that you vote:
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FOR the election as directors of the four (4) individuals named as its nominees in this proxy statement (Proposal 1 on the proxy card);

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FOR approval, on an advisory basis, of the compensation of our Executive Officers who are named in the compensation disclosures in this proxy statement (Proposal 2 on the proxy card);

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FOR the approval, on an advisory basis, of the appointment of Crowe LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 (Proposal 3 on the proxy card).

As noted above, if any other matter is properly brought before the annual meeting, the Company —  through the individuals named on the enclosed proxy card acting as our Proxy Committee, or their designees, and pursuant to the authorization granted under the proxy card — will vote your shares on that matter in accordance with the discretion and judgment of the Proxy Committee.
Required Votes to Elect Directors
Four (4) positions on our Board are scheduled to be filled by vote of the shareholders at the annual meeting. As a shareholder, you are entitled to cast one vote per share for each of up to four (4) nominees for election as directors at the annual meeting, but you may not cumulate your votes (in other words, you may not cast votes representing four (4) times the number of your shares entitled to vote in favor of a single nominee). Directors are elected from among the nominees by a plurality of the votes that are cast among all nominees; this means the individuals whose names are validly placed into nomination at the meeting who receive the four (4) highest number of votes cast “for” their election will be elected as directors of the Company. A properly returned proxy indicating “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. “Broker non-votes” will not be counted as votes cast on the proposal and will have no effect on the election of directors.
Required Vote to Approve Proposals
A majority of the votes cast at the meeting will approve: (i) the proposal to approve on an advisory basis the compensation of our Named Executive Officers; (ii) the proposal to approve the appointment of Crowe LLP; and (iii) all other matters that arise at the annual meeting. Shares voted “for” the proposal and shares represented by returned proxies that do not contain instructions to vote against the proposal or to abstain from voting will be counted as shares cast for the approval of the proposal. Abstentions and broker non-votes will not be treated as votes cast “for” or “against” the proposal but shall be included for purposes of determining whether a quorum is present.
Please note, however, that because the votes on the compensation of our Named Executive Officers and the appointment of Crowe LLP are each advisory in nature, the results of such votes will not be binding upon our Board or its committees.
Quorum
Indiana law provides that any shareholder action at a meeting requires that a quorum exist with respect to that meeting. Once a share is represented for any purpose at a meeting, it is deemed by Indiana law to be present for quorum purposes for the remainder of the meeting and (unless a new record date is or must be set for any such adjournment) any adjournment of that meeting.
A majority of the common shares entitled to vote at this meeting, present either in person or by proxy, will constitute a quorum for all purposes at the meeting. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.

Shares held of record by shareholders who (in person or by proxy) abstain from voting on any or all proposals (and shares represented by “broker non-votes,” described above under “Voting Shares That You Hold in Brokerage or Similar Accounts”) will be included in the number of shares present at the meeting for purposes of determining the presence of a quorum. However, abstentions and broker non-votes as to any proposal will not be considered to be votes that have been “cast” on that proposal and therefore will not affect the outcome of the vote on any proposals described by this proxy statement.
Voting on Possible Other Matters
We are not aware that any person intends to propose that any matter, other than the four (4) numbered proposals specifically described by this proxy statement, be presented for consideration or action by our shareholders at our annual meeting. If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the affirmative vote of a majority of the votes cast, unless our Articles of Incorporation or Bylaws or applicable law require otherwise. If you vote by proxy, you will be granting our Proxy Committee authority to vote your shares on any such other matter in accordance with their discretion and judgment.
Revocation of Proxies or Voting Instructions
A shareholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the annual meeting by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to our Corporate Secretary. If a shareholder of record has voted via the Internet or by telephone, such shareholder may also change that vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless a shareholder gives proper written notice of revocation to our Corporate Secretary before the proxy is exercised or the shareholder votes by ballot at the meeting. Beneficial owners who have directed their broker, bank, or nominee as to how to vote their shares should contact their broker, bank, or nominee for instructions as to how they may revoke or change those voting directions.
Solicitation of Proxies
Our Board is making this solicitation of proxies for our annual meeting. Our Company will bear all costs of such solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees, or agents of the Company. Brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS
Our full Board currently consists of twelve (12) directors, all of whom served on our Board at the conclusion of the 2023 annual meeting of the Company’s shareholders. Our Board is divided into three classes, and directors in each class generally serve a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class of directors at each annual meeting. The current classification of our Board is:
Terms expiring at this annual meeting:	Marc D. Fine, Jason M. Kelly, Christina M. Ryan, and Tyson J. Wagler
Terms expiring at the 2025 annual meeting:	Zachary W. Bawel, D. Neil Dauby, Susan J. Ellspermann, and Thomas W. Seger
Terms expiring at the 2026 annual meeting:	Angela Curry, Diane B. Medley, M. Darren Root, and Jack W. Sheidler
Our Board, on the recommendation of the Governance/Nominating Committee, has nominated each of Marc D. Fine, Jason M. Kelly, Christina M. Ryan, and Tyson J. Wagler for re-election at this year’s annual meeting. If re-elected, each of these four (4) nominees will serve on our Board until the 2027 annual meeting, or until his or her successor is duly elected and qualified in accordance with the Company’s Bylaws. If any of these nominees should become unable to accept election, our Proxy Committee may vote for other person(s) selected by our Board. Our Board has no reason to believe that any of the nominees will be unable to accept election.
We present below certain information concerning our Board’s nominees for election at this year’s annual meeting, followed by information concerning those Board members who are not standing for election this year and whose term of office will continue after the annual meeting. This information includes their present principal occupations, which have been the same for the last five years, unless otherwise noted. The biographies of each of the nominees and continuing directors below contain information regarding the experiences, qualifications, attributes or skills that caused the Governance/Nominating Committee and our Board to determine that the person should be re-elected (or should continue to serve even if not standing for re-election) as a director for the Company in 2024.
Following the director biographies is information concerning our corporate governance and committee structures. We have noted in the biographies the committee memberships of those directors who serve on those standing committees about which information is provided elsewhere in this document, namely our Compensation/Human Resources, Audit, and Governance/Nominating Committees. Our directors also serve on other committees of our Board and the board of directors of the Company’s banking subsidiary that are not required to be described by this proxy statement and which are therefore not identified in these listings.
Elsewhere in this proxy statement you will find information concerning the amount of our common shares that are beneficially owned by each of our directors (see “OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS”) and information regarding the compensation of our directors (see “DIRECTOR COMPENSATION”). We urge you to review all of this information when deciding how to vote on Proposal 1.
Our Board recommends that you vote FOR all four (4) of the nominees named below.

The following persons have been nominated for election to the Board:
Nominees for Election at this Annual Meeting (with Terms to Expire at the 2027 Annual Meeting)
Marc D. Fine
Marc D. Fine, 64, has served as a director of the Company since his election in 2011. He presently serves on the Governance/Nominating Committee of our Board. Mr. Fine was a director of the former Bank of Evansville, having been among its founding director group in 2001. Mr. Fine has practiced law, with a concentration in business, financial and tax matters, in Evansville, Indiana since 1984 and was a founding partner of the law firm of Rudolph, Fine, Porter & Johnson, LLP, in Evansville. Rudolph, Fine, Porter & Johnson, LLP merged in 2014 with Jackson Kelly PLLC. Mr. Fine is currently the Managing Member of the Evansville office of Jackson Kelly PLLC and was formerly a member of the Executive Committee of Jackson Kelly PLLC. He is also active in many civic and community organizations and since 2008 has been a Commissioner of the Indiana Gaming Commission, an official agency of the State of Indiana that oversees the state’s gaming industry. Our Board believes that Mr. Fine’s experience in business (including the banking business), state government, and law, in addition to his involvement in the Evansville business and civic communities, is of significant benefit to it.
Jason M. Kelly
Jason M. Kelly, 49, was appointed to our Board effective January 1, 2019. He presently serves on the Audit Committee of our Board. Mr. Kelly is the Chief Financial Officer of Jasper Holdings, Inc., the parent company of Jasper Engines & Transmissions and Weller Truck Parts, along with other diversified automotive brands. Collectively, Jasper Holdings, Inc. employs more than 4,400 Associate Owners throughout the United States. Mr. Kelly was previously the President and CEO of a large family-owned multi-concept franchised restaurant company based in Jasper for 12 years. Mr. Kelly has extensive experience in ESOP companies and a deep background in real estate, banking, information technology, and finance, having been the CFO of a mid-size commercial construction and development company in Central Indiana and regional CFO for one of the largest homebuilding companies in North America. Prior to joining our Board, Mr. Kelly served on one of German American Bank’s regional advisory boards. Mr. Kelly’s experience in real estate, operating successful and growing businesses within our markets, and his solid base of banking experience and understanding of the Company’s business model and culture bring value to our Board and the Company.
Christina M. Ryan
Christina M. Ryan, 65, was appointed to our Board effective October 15, 2019. She is a member of the Compensation/Human Resources Committee of our Board. Ms. Ryan is the Chief Executive Officer at the Women’s Hospital in Newburgh, Indiana, which is part of the Deaconess Health System. She also previously served as the Hospital’s Chief Nursing Officer. Ms. Ryan serves on the Board of Trustees for the University of Southern Indiana and on various healthcare industry boards throughout Indiana. She has prior banking experience as she previously served on one of German American Bank’s regional advisory boards. Ms. Ryan, therefore, brings healthcare industry knowledge to our Board, as well as insights into economic development initiatives in our growth banking markets.
Tyson J. Wagler
Tyson J. Wagler, 44, was appointed to our Board effective October 15, 2019. He currently serves on the Audit Committee of our Board. Mr. Wagler is a partner in Frette & Wagler LLC, a Washington, Indiana-based CPA firm, which offers a wide range of tax and accounting services for individuals and a variety of businesses. Mr. Wagler has over nineteen years of experience in the accounting profession. He serves on the board of the Daviess County Community Hospital and has prior banking experience, having previously served on one of German American Bank’s regional advisory boards. Mr. Wagler’s extensive experience providing tax and accounting services, as well as his service on our Bank’s advisory board, enable him to be a significant contributor to our Board.

Continuing Directors of the Class with Terms Expiring at the 2025 Annual Meeting
Zachary W. Bawel
Zachary W. Bawel, 59, was appointed to our Board effective July 1, 2018. He is a member of the Compensation/Human Resources Committee of our Board and has served as the Committee’s Chairman since July 1, 2020. Prior to becoming Chairman, he served as Co-Chairman of the Committee. He also serves on the Governance/Nominating Committee of our Board. Mr. Bawel is President of Jasper Holdings, Inc., a 100% Associate-Owned, 82 year-old Jasper, Indiana-based company with over 4,600 employees nationwide. He has over 37 years of sales, distribution and management experience with the company, having served as President since 2011. Mr. Bawel currently also serves on the executive committee and on the board of directors of Jasper Holdings, Inc., is a member of the advisory board of WireCrafters LLC, the nation’s leading manufacturer of woven and welded wire partitions and other related material handling products, is a board member of Brake Supply, based in Evansville, Indiana, and is on the board of Lochmueller Group, a Midwest regional consulting firm with emphasis on infrastructure improvements. He also has prior banking experience having previously served on one of German American Bank’s regional advisory boards. Our Board believes that Mr. Bawel’s strong business acumen, solid base of banking experience and understanding of the Company’s business model and culture are valuable resources to our Board and the Company.
D. Neil Dauby
D. Neil Dauby, 60, is the Company’s Chairman and Chief Executive Officer. He was first appointed to our Board effective July 1, 2021. From January 1, 2022 until May 18, 2023, Mr. Dauby served as the Company’s President and Chief Executive Officer. He assumed the additional role of Chairman of the Board effective May 18, 2023, at which time Mr. Dauby vacated the office of President. Prior to serving as President and Chief Executive Officer, Mr. Dauby was the Company’s President and Chief Operating Officer, a role that he assumed on January 1, 2021 and in which he became directly responsible for all facets of the Company’s operations. Mr. Dauby previously served as the Company’s Executive Vice President and Chief Commercial Banking Officer. He was designated as an Executive Officer of the Company for certain securities law purposes at the annual reorganization meeting of our Board of Directors held in 2016. Mr. Dauby joined German American in 2001, following a 15-year career in public accounting. He also previously served as president of one of German American’s community banking subsidiaries. Our Board believes that Mr. Dauby’s banking industry knowledge and business experience in both the Indiana and Kentucky markets over his career are invaluable.
Susan J. Ellspermann
Susan J. Ellspermann, 63, was appointed to our Board effective July 1, 2021. She is a member of the Compensation/Human Resources Committee of our Board. Dr. Ellspermann serves as president of Ivy Tech Community College, the public statewide community college system for the State of Indiana. She previously served as Indiana’s Lieutenant Governor and as a State Representative. Her earlier career includes being a founding director of the University of Southern Indiana’s Center for Applied Research and Economic Development, and an owner of Ellspermann and Associates, Inc., a business focused on creative problem solving and strategic planning, and holding industrial engineering positions at GM, Michelin and Frito-Lay. Our Board believes that Dr. Ellspermann’s unique perspective as it relates to the workforce, corporate, and political environment in which we operate will be invaluable to German American as we strive to better serve each of these sectors of our business. Her expertise and leadership in economic development and her meaningful local and state knowledge are significant assets to German American.
Thomas W. Seger
Thomas W. Seger, 66, was appointed to our Board effective August 16, 2011. He serves as our lead independent director and is a member of the Compensation/Human Resources and Chairman of the Governance/Nominating Committees of our Board. Mr. Seger has an ownership interest in various Indiana-based businesses including Simple Transport, Inc., located in Dubois, Indiana, Wabash Valley Produce, Inc., a large poultry producer located in Dubois, Indiana, and Farbest Foods, located in Huntingburg, Indiana. He is also a member of the board of directors of Simple Transport and Wabash Valley Produce and was previously the President of Wabash Valley Produce. As a result of his over 40 years of experience in poultry and agriculture, Mr. Seger brings to our Board unique perspectives based on his knowledge of the agricultural industry on a local, regional, and national level. In addition, Mr. Seger’s many years of experience in human resource management with Wabash Valley Produce enhance his effectiveness as a member of our Compensation/Human Resources Committee.
Continuing Directors of the Class with Terms Expiring at the 2026 Annual Meeting
Angela Curry
Angela Curry, 51, was appointed to our Board effective January 1, 2023. She is a member of the Compensation/Human Resources Committee of our Board. Ms. Curry serves as General Counsel and Vice President for Legal Affairs at the University of Louisville. As General Counsel, Ms. Curry serves as the University’s chief legal officer. She directs and manages the provision of all legal services to the University of Louisville while supporting and advancing the overall mission and Cardinal Principles. In addition to her role as General Counsel and Vice President for Legal Affairs, in 2021, Ms. Curry was appointed to serve as Interim Chief of Staff for the University, and now serves as Vice President for Governance and Strategic Initiatives in addition to her role as Chief Legal Counsel. She is very active in several Louisville civic organizations. Our Board believes that Ms. Curry’s extensive skills in complex litigation management, corporate governance, human resource management, strategic negotiations, employment law, litigation oversight, compliance training, and corporate administration along with her knowledge of the greater Louisville market make her an incredible asset to our Board and the Company.
Diane B. Medley
Diane B. Medley, 68, was appointed to our Board effective July 1, 2022. She presently serves on the Audit Committee of our Board. Ms. Medley is a Partner Emeritus of Cherry Bekaert LLP. Cherry Beckaert LLP is a top 25 CPA firm in the United States with locations across the U.S. As the former Managing Partner and Co-founder of MCM CPA & Advisors LLP, she was the first woman in the region to hold this position. She has extended her leadership and expertise to many organizations across Kentucky and Indiana. Ms. Medley is a respected leader in the financial industry with immense knowledge and expertise in building and growing businesses of all sizes. Her strong entrepreneurial spirit, focus on serving her community, and local knowledge within the markets the Company does business are viewed by our Board as being integral in shaping and enhancing the Company in the years to come.
M. Darren Root
M. Darren Root, 63, was appointed to the Board effective January 1, 2013. Mr. Root serves as the Chairman of the Audit Committee of our Board. Mr. Root is Chief Strategist for Rightworks, LLC and Founder of Rootworks, a wholly owned subsidiary of Rightworks, LLC. Rootworks was a membership-based consulting firm dedicated to educating small and mid-size accounting firms on technology, practice management, marketing, branding, and more. Mr. Root holds CPA, CITP (Certified Information Technology Professional), and CGMA (Chartered Global Management Accountant) credentials. Mr. Root is the author of The Intentional Accountant and co-authored the books The E-Myth Accountant and Youtility for Accountants. He is the former Executive Editor of CPA Practice Advisor. Our Board believes that Mr. Root’s knowledge base in the areas of accounting, audit, finance, and technology enhances Board and Audit Committee decision-making, and that he brings a depth of knowledge of the Bloomington, Indiana market area to the Board.
Jack W. Sheidler
Jack W. Sheidler, 67, was appointed to our Board effective October 15, 2019, as a result of the merger with Citizens First Corporation (“Citizens”). Mr. Sheidler, who was the Chairman of the Board of Citizens since 2009, has been an active real estate investor/developer for over 35 years. He is the CEO and principal of various real estate development and investment companies, based in Bowling Green, Kentucky. His companies primarily focus on multi-family, retail, and office acquisition or development throughout the Southeast. Our Board believes that Mr. Sheidler’s knowledge of the real estate industry and the markets in which Citizens has operated and his familiarity with Citizens’ personnel and history make his service as a director valuable to the Company.
BOARD DIVERSITY MATRIX
(AS OF MARCH 21, 2024)
The following table summarizes certain self-identified characteristics of our directors in accordance with Nasdaq Listing Rules 5605(f) and 5606. Each term used in the table has the meaning given to it in the Rules and related instructions.
Total Number of Directors	12
	Female	Male
Part I: Gender Identity
Directors	4	8
Part II: Demographic Background
African American or Black	1	—
White	3	8
The charter of the Board’s Governance/Nominating Committee provides that diversity, inclusive of gender, race and ethnicity, shall be part of the selection criteria for determining the individuals to be considered for election and re-election to the Board. Further, the charter provides that the Governance/Nominating Committee shall endeavor in good faith to include women and people of color in each candidate pool for a position on the Board and in senior management.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”) PRACTICES
We recognize the growing investor interest in “Environmental, Social, and Corporate Governance” (ESG) frameworks. Our long-term success is built and dependent on the long-term, sustainable success of all who live, work and do business in the communities we serve. As stated in our purpose statement, “German American helps individuals, families and businesses achieve their financial dreams to improve their quality of life and place. We support the communities we serve and believe that when a community thrives, its people prosper.” We firmly believe that “how” we deliver on our purpose will determine how well we create and preserve long-term, sustainable value for all our stakeholders, including our shareholders, vendors, regulators, employees, and communities we support and serve.
Our Board plays a critical role in overseeing the potential impact of ESG matters on the Company’s operations and business, with specific oversight responsibilities being delegated to its Governance/Nominating Committee. These ESG oversight responsibilities have been formalized in the Committee’s Charter, which is available on our website at www.germanamerican.com, under the Corporate Profile —  Governance Documents tab of the Investor Relations section.
While we believe we have a good ESG story to tell, we also know that our work for the common interests of our stakeholders is never finished. Rather, it will require commitment that extends beyond the present. It will require us to understand more fully societal needs and the impacts of our actions, and making continuous improvements for delivering on our mission over the course of time. We are continuing to develop more formalized efforts, documentation, reporting, and transparency of our ongoing ESG efforts.
Here are some of the ways we endeavor to address the ESG issues for the benefit of our stakeholders:
Environmental
We recognize our responsibility towards the environment and to the communities in which we operate and serve. We believe socially responsible and sustainable practices is an integral part of how we do business for the benefit of all. At German American, we recognize the impact our operations can have on the environment and we are working to reduce our carbon footprint.
We do this by focusing on LED conversions and timely replacement of HVAC systems in our existing buildings and the installation of the most energy efficient alternatives in connection with new construction. Further, we mandate the recycling of shred waste throughout our footprint as well as striving to optimize building occupancy in an effort to limit the adverse impact of unnecessary expansion. Additionally, we drive reductions in our carbon footprint through the utilization of technology and digital channels, including e-statements, electronic payments, mobile banking, imaging systems, and a board portal for providing board material and information.
Social
The Company strives to be socially responsible, guiding our work each day with our values of:
Integrity — We trust each other in words and actions. We value honesty, transparency, and diverse perspectives for high ethical standards in all we do.
Relationships — We develop relationships based on integrity, trust, and mutual respect to create positive outcomes and experiences for all.
Excellence — Because performance is vital, we are encouraged to take initiative, accept challenges, and be collaborative to achieve performance and operating excellence for our customers, shareholders, and communities.
Service — Service to our communities, customers, and each other is fun, rewarding and powerful. We develop valuable relationships by providing outstanding service to all.
Inclusion — We are committed to an inclusive workplace where diverse representation, perspectives, and experiences foster an atmosphere of empowerment, collaboration, and respect.

The Company and our employees give back to the communities in which they live and work contributing their passions, time, and money to countless non-profit causes including that address the social needs of the communities we serve, ranging from financial literacy programs, food banks, veteran support, economic development groups, and more. Our Company and our employees make a difference in our communities and honor our value of service each day.
Our People
As a service-focused business, our long-term success depends on our people. Each year, the Company conducts an Employee Engagement survey, facilitated through our external partner, Quantum Workplace. This survey helps us identify drivers of engagement in order to create positive outcomes and experiences for all. The participation rate and overall engagement scores in 2023 were greater than 73%, all demonstrating a healthy organization in employee care compared to the banking industry. In 2023, the Company enjoyed an employee retention rate greater than 90%, also demonstrating a strong employee experience. We remain committed to creating an exceptional employee experience through fair and balanced compensation, employee wellness, employee development, and continued diversity, equity, and inclusion efforts.
Employee Health and Well-Being
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The health benefits program continues to provide highly competitive coverage options for medical, dental and vision coverage for single, spouse or full family plans. While health care costs have continued to rise, our Company offered plan continues to be competitive with minimal cost increases. Participation in the programs continues to be strong with 59% participation in medical, 75% participation in dental and 47% participation in our vision programs.

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We offer Health Care Spending accounts for pre-tax savings opportunities and recently added Dependent Care Spending accounts based on feedback from our employees needing assistance with saving for child and dependent care needs.

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The Employee Assistance Program (EAP) includes situational on-site mental health care, as well as telehealth options for clinical assessments and professional sessions. The EAP continues to provide assistance for personal and work life issues for employees.

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Wellworks for You, a wellness platform, provides employees more robust tools for fitness and nutrition, preventative screening tracking, fitness membership reimbursement and participation, and more. With this program, 63% of our employees enrolled in the Company-provided medical insurance completed their annual preventative screenings, earning a discount on their premiums.

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To assist with the health challenges observed in our employee benefits program participants, we added Hinge Health to our benefits platform in 2023. This program provides high-quality musculoskeletal (MSK) care to our employees through a digital clinic. In its first year, 84 employees participated in Chronic or Acute treatment programs.

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To encourage and support retirement savings and planning for German American employees, our 401(k) program automatically enrolls all employees at the 5% contribution level in order to get the full 4% match. More than 90% of our employees are currently enrolled in the plan, with an average employee deferral rate of 8%.

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More than 30% of our employees have enrolled in our Employee Stock Purchase Program (ESPP), which provides a 5% discount to fair market value of GABC stock. The ESPP is designed to provide a wealth building opportunity for German American employees.

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We continue to make adjustments to our employee benefits, such as expanding Paid Time Off (PTO) for our part-time employees, changes to our education assistance program, additional family bonding leave PTO, discounted banking services and more, based on our annual Employee Engagement survey feedback. We allow additional PTO days to be bought to provide work-life balance and flexibility options for employees, and created a PTO donation program for employees to help care for co-workers who are in need of additional PTO for unforeseen circumstances.

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German American continues to adjust to the changing work environment, and applies our dispersed workforce learnings to provide more flexibility to our employees. We implemented a permanent remote work policy for qualified roles. We developed a flexible work policy, and supported team members with additional tools for more flexible working arrangements. All these options were implemented to support the work-life balance needs of our employee base.
Employee Development — Our commitment to the professional development and well-being of our employees continues to grow. We offer a variety of training courses that support our commitment to our communities and each other, such as respectful workplace and sexual harassment training, Integrity Selling, and Integrity Coaching. All qualified candidates regardless of gender/race/ethnicity are considered for these development programs.
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In 2023, we launched a new leadership development program, called our Emerging Leaders Development Program. It is an 18-month program to prepare new leaders in the business of banking and strategic leadership values, skills, and perspectives. The program has 20 participants from diverse disciplines in the bank and will celebrate the first graduating cohort in 2024.

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German American’s Leadership by Choice program is a set of immersive experiences and collaborative interactions, developing leadership skills over an 18-month period, followed by ongoing professional learning communities designed to further participants’ leadership skills. The program is built around a series of best-in-class leadership principles and their application by participants as they lead their current teams. In 2023, the fifth cohort of this program celebrated its completion, and German American now has more than 100 leaders throughout the organization equipped with these skills and actively engaging in ongoing internal Professional Learning Communities.

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New Employee Orientation introduces new team members to our history, purpose and values, and strategic plan and initiatives, including our corporate commitments to diversity, equity, and inclusion.

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Our commitment to Continuous Improvement (CI) in the Company provides employees with additional development and change management skills. In 2023, more than 33% of our employees participated in a CI project that allowed them to improve the employee and customer experience in their daily work and we have more than 35 team members who are trained CI facilitators within their departments.

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The Education Assistance Program reflects our philosophy of continuous learning and provides upfront payment of tuition related expenses incurred through accredited institutions of higher education. In 2023, we provided more than $60,000 in assistance to employees for both master and undergraduate degree programs. As a part of our Education Assistance Program, we are one of 300 employers who are partnered with Ivy Tech Community College’s Achieve Your Degree (AYD) program.

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The Summer Internship Program immerses college students into a variety of experiences designed to deepen participants’ knowledge and sharpen employment skills. A diverse group of interns are recruited from multiple universities and degree programs each year. During the 10-week program, participants are enriched with a deeper understanding of the financial services industry and how German American’s business model is making a positive impact on the local communities it serves. This program has served as a strong talent identification and recruitment program for us, with half of our interns retained for either a part-time or full-time position in 2023.

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The training and development of all employees is critical to the success of the Company’s growth and customer service goals, and shows a commitment to employee engagement and development. In 2023, more than 22,000 hours of both live and on-demand training were logged by German American employees. In addition to trainings facilitated by our German American training and development team, we continue to expand our professional development through resources provided by the American Bankers Association, Indiana Bankers Association, Kentucky Bankers Association, and more.

Diversity, Equity and Inclusion (“DEI”)
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In 2023, the Company’s Senior Management Team make-up included 30% gender and 6.67% race/ethnicity diversity. There is 17% gender diversity within our Executive Team.

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We continue to facilitate a cross-functional DEI Task Force. In 2023, this task force helped us with DEI integration in alignment with our Strategic Plan, including our investments in training and development, talent acquisition strategies, community investments, and more.

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In 2023, in partnership with our DEI task force, the Company expanded our veteran recruitment efforts with the Employer Support of the Guard and Reserve program designation.

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In 2023, we became a founding donor of the ALASI Resource Center, a new support center for the Latino population in Dubois County (Indiana) and surrounding areas. The Center will serve as a hub for essential resources and assistance, tackling language barriers and fostering community growth.

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We established a Hispanic Bankers Best Practices group to support our team members and enhance service to our customers. This group continues to help us identify improvements in our abilities to serve multi-lingual customers.

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We are committed to accelerating hiring initiatives to increase the diversity of our team and leaders, and actively monitor and study our applicant summary by race, gender, disability and veteran status for areas to further increase our diversity. We have expanded our intentional recruitment efforts in colleges and universities that have a more diverse student population in our footprint.

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Our training and development program for 100% of employees includes annual DEI training, including Unconscious Bias, Creating a Respectful Workplace, and other similar DEI topics.

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In 2023, the Board added a person of diverse race/ethnicity and achieved 33.3% gender diversity, as reflected in the Board Diversity Matrix.

Our Communities
We are committed to caring for and fostering equity within our communities with the same passion and energy with which we serve all of our stakeholders. Service to our communities and our customers is a core value at German American. For more than 114 years, the Company has given back to our communities to help build strong places to live, work, raise families, and build businesses. This service to our communities has defined who we are and how we do business. To ensure our long-term success, our strategic plan includes strategies for active and effective engagement within our communities. We provide a wide range of products and services to individuals and small and medium-sized businesses throughout our footprint. Our aim is to grow our business and achieve appropriate returns for our shareholders by strengthening our communities. Here are some highlights:
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We give special consideration to the banking needs (including credit needs) of sustainable small businesses, majority-minority and low-to-moderate income individuals and neighborhoods, and community organizations that show they have a positive lasting impact on our communities.

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We are committed to and accountable for performance under the Community Reinvestment Act (CRA) yet, more importantly, we are accountable to our clients and the people who live and work in our markets. Our 2023 CRA Qualified Community Development Loans exceeded $168 million, supporting affordable housing, community services, economic development, and community revitalization.

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Our CRA Investments and Donations continued to grow in 2023 as well. Including the book value for investments made in prior years, CRA Investments and Donations exceeded $69 million.

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We continue to remain active in utilizing Small Business Administration (SBA) 7(a) and SBA 504 programs to support small business opportunities. These programs allow for more flexibility for the small business borrower when looking to finance owner occupied real estate, equipment, business acquisition or working capital.

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We continued our commitment to supporting the communities in which we live and work through investment in affordable housing projects. Through our most recent acquisition, we acquired specialized talent that provided us the opportunity to serve those who need affordable housing in a more meaningful way. During 2023 and 2022, we originated nearly $150 million in new commitments in or near our communities to help fill a much-needed housing shortfall.

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Over the last few years, we have meaningfully expanded the number of Community Development Financial Institutions (CDFIs), private financial institutions dedicated to lending to low-income, low-wealth, or disadvantaged communities, that we partner with. Typically, CDFIs help those borrowers who have difficulty accessing traditional financing. By collaborating with these organizations, we are able to provide working capital via donations to help these organizations operate as well as have the opportunity to provide direct lending to businesses that seek out the respective CDFI.

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Our team members volunteered more than 5,300 hours of service in 2023 to organizations that assure a safety net of social services, community development, accessible health care, opportunities for spiritual development, education, and the arts.

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We have an extensive and active financial education program designed to support and provide financial education to employees of our business clients, the unbanked, and underbanked throughout our communities, school financial education initiatives, and small business entrepreneurs.

Governance
Solid business ethics and strong corporate governance begins with an unwavering tone at the top of the organization. German American’s Board of Directors is committed to strong corporate governance principles and full transparency in all areas of our operations. The Company recognizes the importance of diversity with regard to the composition of its Board and strives to have a Board that provides diversity of thought and a broad range of perspectives. In an effort to achieve these objectives, the Governance/Nominating Committee considers diversity in its director candidate recommendations as well as guidelines detailed in the Company’s Corporate Governance Guidelines and the Committee’s Charter, which are available on our website at www.germanamerican.com, under the Corporate Profile — Governance Documents tab of the Investor Relations section. The Board’s gender/diversity ratio has remained at 33.3% following the conclusion of the Company’s 2023 annual meeting of shareholders.
All outside Board members, as well as, members of the Audit, Compensation and the Governance/Nominating Committees meet the independence standards established by the SEC, Nasdaq, and the FDIC, as well those prescribed in our Corporate Governance Guidelines and the Governance/Nominating Committee Charter available on our website at www.germanamerican.com (as described above). Elsewhere within this Proxy Statement are further details about our corporate governance policies and procedures.
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Integrity and Business Ethics:   We are committed to doing what is right, acting with integrity, and holding ourselves accountable. We have an established a formal Code of Business Conduct (available on our website at www.germanamerican.com, under the Corporate Profile — Governance Documents tab of the Investor Relations section) that provides additional clarity and focus on the ethical behavior we expect of all employee team members and members of our Board. The Code is supported by underlying policies as well as by interactive online training that all team members complete annually. Members of the Board also annually acknowledge their obligations under the Code of Business Conduct. It is critical for our team to understand our expectations and always do what is right. Our team also needs to be comfortable speaking up with no fear of retaliation if they have a concern or see something that does not seem quite right.

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Our Code of Business Conduct requires all team members and board members to adhere to our policies, recognize unethical behavior, and report suspected unethical or illegal conduct. We provide for several alternative channels for the reporting of possible illegal or unethical behavior. Under the Code of Business Conduct, employees are invited to report any possible illegal or unethical activity through our Section 301 Procedures or to the Human Resource Department, without fear of recrimination or retaliation. We also have an Open-Door Policy that encourages team members to bring any questions or concerns to their supervisor, their supervisor’s manager, department head, or corporate management, without fear of recrimination or retaliation. The procedure for reporting employee concerns directly to the Chief Risk Officer and Chief Internal Auditor is yet another channel for escalation of possible illegal or unethical behavior to an executive who is independent from front-line sales and service team members.

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To further its risk oversight role, our Board adopted an Enterprise-Wide Risk Management Policy calling for a culture of honesty and transparency. Consistent with the Company’s values, built on a foundation of integrity for generations, it is the Board’s expectation that management shall continue its commitment to a culture of transparency that encourages employees to be open, candid, and fact-based in discussing risk issues. Finally, our independent Compliance Review and Bank Secrecy Act Programs, along with our Strategic Customer Service Program, serve to identify and escalate to executive management and the Board any potentially illegal or unethical behavior or unsafe and unsound practices.
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Cybersecurity and Privacy:   Cybersecurity is a critical component of our enterprise-wide risk management program. Where appropriate, our processes and policies related to cybersecurity are integrated into our overall enterprise risk management framework. For example, all of our employees with network access are required to complete information security and privacy training on an annual basis. We are continuously working to improve our information technology systems and provide employee awareness training around phishing, malware, and other cyber risks to enhance our levels of protection. See “CORPORATE GOVERNANCE — Risk Oversight” below for information about our Board’s oversight over the Company’s cyber and information security program, including the Company’s process for evaluating cybersecurity incidents for purposes of making a determination as to any disclosure obligations under the SEC’s incident disclosure rule adopted in July 2023.

CORPORATE GOVERNANCE
Board Leadership Structure
The Company’s governing documents provide our Board with flexibility to select the appropriate leadership structure of the Company. In determining the leadership structure, the Board considers many factors, including the specific needs of the business, fulfilling the duties of the Board, and the best interests of the Company’s shareholders. Effective May 18, 2023, the Company began operating under a leadership structure in which the positions of Chairman of the Board and Chief Executive Officer are combined. Prior to that date, the Company operated under a leadership structure in which the positions of Chairman of the Board and Chief Executive Officer were separated — the position of Chairman of the Board was held by Mark A. Schroeder and D. Neil Dauby was the Company’s President and Chief Executive Officer. With Mr. Schroeder’s retirement from the Board effective May 18, 2023, Mr. Dauby assumed the additional role as Chairman of the Board on such date, while vacating the office of President.
We believe that having Mr. Dauby serve as Chairman of the Board and the Company’s Chief Executive Officer is appropriate because, in serving in those two capacities, it allows him to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. In addition, Mr. Dauby has extensive knowledge of all aspects of the Company and its business, risks, industry, and customers, and is best positioned to elevate the most critical issues for consideration by the Board.
As the Chairman, Mr. Dauby provides leadership to the Board and works with the Board and executive management to define the Board’s structure and coordinate its activities in the fulfillment of its responsibilities. In addition, he presides over periodic executive sessions of the Board and coordinates the agenda for meetings.
Mr. Dauby does not qualify as an independent director under the Nasdaq listing standards because of his role as the Company’s Chief Executive Officer. Therefore, the Board has designated Thomas W. Seger as its lead independent director, continuing a position that he has held since having first become a co-lead independent director in 2019. The lead independent director assists our Board in assuring effective corporate governance and serves as a chairperson of meetings of the independent directors that are held without the presence of any directors who may at that time be deemed not to be independent. The lead independent director also chairs meetings of our Board during any meetings or portions of meetings if the Chairman is absent.
Director Independence
In accordance with rules of The Nasdaq Stock Market, our Board affirmatively determines the independence of each director and nominee for election as a director. Our Board has determined that each of the directors of the Company (identified above) is independent under the definitions and interpretations of Nasdaq because none of them have any relationship with the Company that, in the opinion of our Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, except that D. Neil Dauby is not independent because he is the Chief Executive Officer of the Company.
Our Board has not established its own definitions (different from the definitions and interpretations of Nasdaq) for determining whether its members are independent, but rather reviews such independence determinations on the basis of the total mix of information available to our Board at the time of the making of each such determination. Included in this information are any relationships (such as the ordinary course loan transactions by the Company’s bank subsidiary with members of our Board and their related persons, or the membership of directors in law firms that may provide legal services to the Company and its subsidiaries) that the Company has or may have with its directors that are disclosed in the Company’s most recent proxy statement or that become known to our Board from time to time after the issuance of that proxy statement.
Subsidiary Board Memberships
All members of our Board also serve on the board of directors of German American Bank, our wholly-owned bank subsidiary, and, if applicable, upon the same committees of the bank subsidiary board of directors as they serve on our Board. In addition:

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Several of our directors participate in selected meetings of the separate advisory boards of certain banking regions of our bank subsidiary, as follows: Mr. Wagler, Central Region; Ms. Ryan, Southwest Region; Mr. Root, North Region; Mr. Kelly, Northeast Region; Mr. Sheidler, South Region; and Ms. Medley and Ms. Curry, Southeast Region; and

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Directors Bawel, Dauby, Ellspermann, and Sheidler are members of the boards of directors of two of our other principal operating subsidiaries, German American Investment Services, Inc. and German American Insurance, Inc.

Risk Oversight
All members of our Board oversee the management of our Company’s affairs directly and through its committees. In doing so, our Board acts at all times with a view to the best interests of our Company and our shareholders. In fulfilling its mandate, our Board, among other matters, is responsible for reviewing the principal risks of our Company’s business to ensure the appropriate systems are in place to manage these risks. In addition, recognizing the potential impact our operations may have on our environment and the communities we serve, our Board maintains responsibility for overseeing the balance of our financial and operational priorities with ESG issues affecting our employees and communities in order to manage the related reputational risks. The Audit Committee of our Board is charged with the responsibility to assist our Board in monitoring our principal financial risks and the processes employed to manage such risks. In discharging its mandate, the Audit Committee of our Board discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management practices.
Because we deal with large volumes of sensitive customer information and financial transactions, the Company treats cybersecurity risk as a key operational risk within its enterprise-wide risk management framework. Our processes and policies related to cybersecurity are focused on: (i) developing an organizational understanding of managing cybersecurity risks, (ii) applying safeguards to protect our systems, (iii) detecting the occurrence of a cybersecurity incident, (iv) responding to a cybersecurity incident, and (v) recovering from a cybersecurity incident. In the event of a cybersecurity incident, the Company maintains incident response plans to investigate, classify, respond to, and manage cybersecurity incidents that may compromise the availability or integrity of our information systems, network resources, or data. In accordance with the incident response plans, cross-functional management teams assess and assign a threat level to each cybersecurity incident. A cybersecurity incident (or incidents, if aggregated together) assigned a critical threat level is escalated to a committee consisting of the Company’s executive and certain other officers (for such purpose, the “Critical Threat Committee”) for review.
In exercising oversight over the Company’s information technology risks, including its cyber and information security program, our Board has established a Technology Committee that is led by the Company’s Chief Digital and Information Officer and is comprised of directors with technology industry backgrounds, all of the Company’s executive officers, the Company’s Information Security Officer, and the Company’s Chief Risk Officer. The Technology Committee receives materials on a quarterly basis to address the identification and status of information technology cybersecurity risks. Each year, the full Board also receives a comprehensive update on the Company’s cyber and information security program.
The Company’s Critical Threat Committee is responsible for evaluating the materiality of a cybersecurity incident based on criteria that has been reviewed with our Board, and for determining whether there are disclosure obligations under applicable securities laws. In the event that the Critical Threat Committee determines that a critical cybersecurity incident (or incidents, if aggregated together) is deemed to be material, the Critical Threat Committee will brief our Board and oversee the disclosure process. For all critical cybersecurity incidents that are not deemed to be material, the Critical Threat Committee will notify the Company’s Chairman and Chief Executive Officer to determine whether our Board will be notified of the critical incident during the next regularly-scheduled cybersecurity update to the Audit Committee, or sooner as circumstances warrant.
Committees and Attendance
Our Board held nine (9) meetings during 2023. All of the directors who acted as such at any time during 2023 attended at least 75% of the aggregate number of meetings of our Board and the committees on which he or she served that were held during 2023.

The Board has three standing committees: the Audit Committee, the Compensation/Human Resources Committee, and the Governance/Nominating Committee. Each of these standing committees has a charter specifying such committee’s responsibilities, duties, and authority. These charters are available on the Company’s website, www.germanamerican.com (in the Corporate Profile — Governance Documents section of the Investor Relations page).
The following table lists the members and committee chair of each of the standing committees as of the date of this Proxy Statement and the number of meetings held by each committee during the year ended December 31, 2023. “X” indicates committee membership and “C” indicates the Chairperson for the applicable committee.
Name	Audit Committee	Compensation/ Human Resources Committee	Governance/ Nominating Committee
D. Neil Dauby
Zachary W. Bawel		C	X
Angela Curry		X
Susan J. Ellspermann		X
Marc D. Fine			X
Jason M. Kelly	X
Diane B. Medley	X
M. Darren Root	C
Christina M. Ryan		X
Thomas W. Seger		X	C
Jack W. Sheidler
Tyson J. Wagler	X
Number of meetings in 2023	5	4	3
Audit Committee.   The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements and internal control over financial reporting.
Compensation/Human Resources Committee.   The Compensation/Human Resources Committee reviews compensation for the Company’s Executive Officers, which includes our Named Executive Officers (as described below) and any other officers that are covered in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, and makes recommendations to our Board with respect to the compensation of such Executive Officers.
Governance/Nominating Committee.   The Governance/Nominating Committee assists our Board with respect to the composition, performance, and functioning of our Board (including the recommendation of nominees for election or appointment to our Board) and the effectiveness of the Company’s corporate structure and governance.
Each of the members of the Audit Committee, Compensation/Human Resources Committee, and the Governance/Nominating Committee is an independent director, as that term is defined by the listing standards of Nasdaq. In addition, each member of the Audit Committee and of the Compensation/Human Resources Committee satisfies the additional independence requirements specified by those listing standards for audit committee members and compensation committees, respectively.
Other Committees.   Members of our Board also serve on various other committees, along with certain executive officers of the Company, including the Finance & Asset/Liability Management Committee, the Credit Risk Management Committee and the Wealth Advisory (Trust) Oversight Committee. Although none of these committees has a charter, the Company has adopted policies that describe Board responsibility and oversight in these areas.

Finance & Asset/Liability Management Committee (“ALCO”).   The primary responsibilities of ALCO include management and oversight over the bank’s liquidity, funding, investment strategy, margin and pricing considerations, interest rate sensitivity, capital adequacy, bank owned life insurance, and correspondent bank relationships.
Credit Risk Management (“CRM”) Committee.   The primary responsibilities of the CRM Committee include management and oversight over significant loans and the loan portfolio composition of the bank to ensure the bank’s loan portfolio is maintained within acceptable risk standards.
Wealth Advisory (Trust) Oversight Committee.   The primary responsibilities of the Trust Committee include management and oversight over the Company’s trust and investment management activities.
Code of Business Conduct
Upon the recommendation of its Governance/Nominating Committee, the Board adopted an amended and restated Code of Business Conduct (the “Code”) effective January 25, 2024. The Code constitutes a “code of ethics” as that term is defined by Securities and Exchange Commission (“SEC”) rules adopted under the Sarbanes-Oxley Act of 2002. It is applicable to all officers, directors, and employees of the Company, including but not limited to the Company’s principal executive officer, principal financial officer, and principal accounting officer. The Code was amended to more clearly communicate the Company’s high standards for honest and ethical conduct, including formalizing the Company’s policies relating to bribery, corruption, money laundering, financial crimes, and the acceptance of gifts. The amendments to the Code did not relate to or result in any waiver, explicit or implicit, of any provision of the previous Code of Business Conduct.
The Company has posted a copy of the Code in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. The Company intends to satisfy its disclosure requirements under Item 5.05 of Form 8-K regarding certain amendments to, or waivers of, the Code by posting such information on its website, except those waivers that must be filed with the SEC on Form 8-K will be so filed.
Corporate Governance Guidelines
The Board’s Corporate Governance Guidelines are available for review by shareholders in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. These Guidelines address (among other matters):
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the composition and structure of the board, including the independence of directors and board leadership, each of which are discussed above;

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the criteria and procedures for assessing the effectiveness and suitability for service of directors and proposed directors, inclusive of a desire of diversity at the board level;

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the responsibilities and compensation of directors;

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the identification, structure, and composition of the committees of our Board;

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the policy of our Board to hold executive sessions of the independent board members (without the presence of management or other directors deemed by our Board not to be independent) in connection with each regularly scheduled Board meeting, and at other times as necessary; and

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procedures by which shareholders may communicate with our Board.

In addition, the Corporate Governance Guidelines establish expectations for ownership of our common stock by our non-employee directors. Under these guidelines, non-employee directors are expected to attain an investment position in shares of our common stock (measured by the same rules as are used for determining the number of shares beneficially owned in our annual meeting proxy statement) equal to a multiple of four times their current annual cash and equity retainer. All non-employee directors who were serving on our Board as of February 27, 2023 have five years from that date to acquire such shares. New non-employee directors will have five years from the date of first joining our Board to acquire such shares.

The Corporate Governance Guidelines also set forth expectations that (i) the Company’s Chief Executive Officer attain/maintain an investment position in our common shares equal to three times his or her base salary; (ii) the Company’s President and Chief Financial Officer attain/maintain an investment position in our common shares equal to two times his or her base salary, and (iii) each other named executive officer attain/maintain an investment position in our common shares equal to one and one-half times his or her base salary. Each executive officer who becomes a named executive officer will have five years from the date they became a named executive officer to acquire such shares; provided, however, that each of the Company’s Named Executive Officers as of February 27, 2023 has five years from that date to acquire such shares.
Exceptions to these ownership guidelines may be approved by the Chairman of the Board or the lead independent director, as applicable, for good reason.
Director Nominations Process
Our Board adopted a charter for the Governance/Nominating Committee in 2013. The charter directs the Governance/Nominating Committee to evaluate candidates for nomination by our Board for election to our Board, and specifies that our Board will consider for nomination for election to our Board only those candidates who are recommended for nomination by the Governance/Nominating Committee. The current charter provides that diversity, inclusive of gender, race, and ethnicity, shall be part of the selection criteria for determining the individuals to be considered for election and re-election to the Board. Further, the charter provides that the Governance/ Nominating Committee shall endeavor in good faith to include women and people of color in each candidate pool for a position on the Board and in senior management. There are currently four women on the Board of Directors and one person of color. A current copy of the charter is available for review by shareholders in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com.
In evaluating candidates for membership on our Board, the Governance/Nominating Committee is required by the charter to consider favorably those candidates who, in the Governance/Nominating Committee’s judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional, and national issues affecting business; (b) have a background that serves our Board’s interest in a membership comprised of individuals with varied occupational experience and perspective, as well as reflects diversity of gender, race, and ethnicity; (c) have sufficient time to devote to the Company’s business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance of the Company’s Code of Business Conduct; (e) have a history, within the Company’s banking markets, of community involvement and civic-mindedness; (f) are not engaged (directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, the Company’s interests; and (g) possess the ability to oversee, as a director, the business and affairs of the Company for the benefit of all constituencies of the Company.
The charter further specifies that, in connection with each annual meeting of shareholders, the Governance/Nominating Committee will consider candidates (based on individual qualifications and the needs of our Board as determined from time to time by the Governance/Nominating Committee) that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the Governance/Nominating Committee in care of the Corporate Secretary of the Company, mailed by registered or certified mail (return receipt requested), and received by the Corporate Secretary at the Company’s principal executive offices on or before December 1st of the year preceding the annual meeting for which the recommendation is made.
In addition to considering candidates who are recommended by shareholders, the Governance/Nominating Committee will meet from time to time with members of our Board, including the Chief Executive Officer and other officers who may be members of our Board, and with other Executive Officers of the Company with a view to identifying persons who may be qualified to serve on our Board. The Governance/Nominating Committee may also, in its discretion as granted by the charter, engage a third-party search firm to assist in identifying and evaluating potential candidates. All candidates (regardless of whether identified through shareholder recommendations) shall be evaluated according to the same standards, except that (a) incumbent directors who are standing for re-election may receive preference on account of their prior experience with the business and affairs of the Company, and (b) candidates who may be considered for election to our Board pursuant to any understanding or agreement negotiated by the Company with any third party may receive preference in accordance with the special terms of such understanding or agreement.
The charter provides that the Governance/Nominating Committee shall not recommend any candidate to our Board as a nominee for election as director unless such candidate (a) will be at least 35 years of age at the time of election (our Bylaws also provide that no person 69 years of age or older at time of election shall be elected to our Board, unless waived by our Board); (b) will not serve, at the time of election, as a director of more than two other companies that file reports with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (c) in the judgment of the members of the Governance/Nominating Committee, has the ability to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement, (d) has not been involved in any legal proceedings of the type described by Item 401(f) of Regulation S-K of the SEC, which legal proceedings would be disclosable in the Company’s next proxy statement, and (e) will satisfy the director qualification requirements established from time to time by the Company’s Bylaws, unless the Governance/Nominating Committee has determined that it would be in the best interests of the Company for our Board to waive such Bylaws qualification requirements in respect of that particular candidate. In addition, the charter provides that the Governance/Nominating Committee shall consider candidates with a view to ensuring that at least two-thirds of the members of our Board (assuming that all candidates recommended by the Governance/Nominating Committee are elected to our Board) will, as a result of prior service on our Board or otherwise, have business experience in the banking, insurance, or securities industries.
The Governance/Nominating Committee recommended to our Board that the four (4) nominees named in this proxy statement, each an incumbent director, be nominated for election at this year’s annual meeting.
Shareholder Communications and Engagement with Directors and Executive Management
Our Board has adopted a procedure by which shareholders may send communications to our Board as part of the Corporate Governance Guidelines. These Guidelines are available for review by shareholders in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. Further, it is the policy of this Board that all of its members attend each annual meeting of the shareholders of the Company that occurs during their tenure on our Board. All of the members of our Board who were in office at such time attended the 2023 annual meeting of shareholders.
Since last year’s annual meeting, the Company’s Board members and executive management team engaged in discussions with shareholders representing around 20 percent of the Company’s common stock. These discussions involved a variety of topics to ensure that the Company is addressing shareholder concerns, seeking shareholder input and providing perspective on the Company’s strategy. Feedback from our shareholders was shared with the full Board and executive management team. This continued exchange contributes to governance and disclosure enhancements that help us address the issues that our shareholders tell us matter most to them. Importantly, this engagement process assists us in achieving our strategic objectives, creating long-term value, maintaining our culture of compliance, and contributing to our ESG activities.

OUR EXECUTIVE OFFICERS
Our Executive Officers, as of the date of this proxy statement, are detailed below. For our Named Executive Officers as of December 31, 2023, refer to the Summary Compensation Table.
Name	Principal Positions	Age
D. Neil Dauby	Chairman and Chief Executive Officer of the Company and its bank subsidiary; Director of the Company and its principal subsidiaries.	60
Bradley M. Rust	President and Chief Financial Officer of the Company and its bank subsidiary.	57
Clay M. Barrett	Executive Vice President and Chief Digital and Information Officer of the Company and its bank subsidiary.	46
Michael F. Beckwith	Executive Vice President and Chief Banking Officer of the Company and its bank subsidiary.	52
Amy D. Jackson	Executive Vice President and Chief Administrative Officer of the Company and its bank subsidiary.	47
Keith A. Leinenbach	Executive Vice President and Chief Credit Officer of the Company and its bank subsidiary.	65
Bradley C. Arnett	Senior Vice President, Chief Legal Officer and Corporate Secretary of the Company and its bank subsidiary.	59
Vicki L. Schuler	Senior Vice President and Controller (Principal Accounting Officer) of the Company and its bank subsidiary.	49
Effective as of January 1, 2022, the Board appointed D. Neil Dauby as the Company’s President and Chief Executive Officer. Mr. Dauby assumed the additional role of Chairman of the Board effective May 18, 2023, at which time he vacated the office of President. From January 1, 2021 until his appointment as President and Chief Executive Officer, Mr. Dauby served as the Company’s President and Chief Operating Officer, with direct responsibility for all facets of the Company’s operations. Prior to that, Mr. Dauby served as the Company’s Executive Vice President and Chief Commercial Banking Officer.
On May 18, 2023, Bradley M. Rust was appointed as the Company’s President, in addition to his existing role as the Company’s Chief Financial Officer. Prior to that appointment, Mr. Rust served as the Company’s Senior Executive Vice President, Chief Operating Officer, and Chief Financial Officer, a role that he held since January 1, 2022, when he assumed more extensive involvement in the executive oversight of the operations of the Company’s business units as Chief Operating Officer, while continuing in his role as Chief Financial Officer. Prior to assuming the additional operational role, Mr. Rust was the Company’s Senior Executive Vice President and Chief Financial Officer, with responsibility for the Company’s accounting and finance functions, including mergers and acquisitions, institutional research, and shareholder relations.
Michael F. Beckwith was appointed Executive Vice President and Chief Banking Officer effective April 1, 2023. Mr. Beckwith previously served as the Company’s Chief Commercial Banking Officer, a position he held since January 1, 2022. Prior to that, Mr. Beckwith served as the Kentucky Division President, leading the strategic focus in the Company’s Kentucky footprint, a position he held since first joining the Company through an acquisition made in October 2018.
Amy D. Jackson was appointed Executive Vice President and Chief Administrative Officer effective January 1, 2022. Ms. Jackson previously served as the Company’s Senior Vice President — Administrative Development and Strategic Planning, a position she held since first joining the Company through an acquisition made in October 2018.
Clay M. Barrett was appointed Executive Vice President and Chief Digital and Information Officer effective January 1, 2022. From July 2016 until appointment to his current position, Mr. Barrett served as Senior Vice President — Technology and Operations for the Company.
Vicki L. Schuler was appointed Senior Vice President and Controller in July 2016 and designated as the Company’s Principal Accounting Officer effective as of January 1, 2022. Prior to being appointed as

Senior Vice President and Controller, Ms. Schuler held various positions in the accounting department of the Company and the bank.
Bradley C. Arnett was appointed Senior Vice President, Chief Legal Officer and Corporate Secretary effective September 25, 2023. Previously, Mr. Arnett was a partner in the Dentons law firm, where his practice was focused in the areas of SEC reporting and compliance, corporate governance, mergers and acquisitions, banking regulation, commercial finance, and public and private securities offerings.
On March 4, 2024, the Company announced that Keith A. Leinenbach will retire from his position as Executive Vice President and Chief Credit Officer effective April 1, 2024. In anticipation of Mr. Leinenbach’s retirement, at a meeting held on March 4, 2024, the Board appointed W. Scott Powell as Executive Vice President and Chief Credit Officer, which appointment will become effective on April 1, 2024. Mr. Powell, age 61, currently serves as Regional Executive Vice President and Commercial Credit Officer for the Company’s Southeast Region, a position he held since first joining the Company through an acquisition made in October 2018.

OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS
The following table presents certain information as of March 8, 2024 regarding the beneficial ownership of our common shares by our directors and Executive Officers.
Name	Common Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Zachary W. Bawel	17,702	*
Angela Curry	1,195	*
D. Neil Dauby	43,211	*
Susan J. Ellspermann	6,209	*
Marc D. Fine	42,246	*
Jason M. Kelly	11,996	*
Diane B. Medley	7,415	*
M. Darren Root	16,280	*
Christina M. Ryan	12,040	*
Thomas W. Seger	678,462(2)	2.29%
Jack W. Sheidler	61,213	*
Tyson J. Wagler	9,952(3)	*
Bradley M. Rust	66,012(4)	*
Clay M. Barrett	8,090	*
Michael F. Beckwith	24,362	*
Amy D. Jackson	7,750	*
Keith A. Leinenbach	54,078	*
Bradley C. Arnett	2,232	*
Vicki L. Schuler	11,305(5)	*
All directors and Executive Officers as a group (19 persons)	1,357,348(6)(7)	4.59%

*
Represents less than one percent.

(1)
Unless otherwise indicated in a footnote, each person possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by him or her, and he or she is deemed to share voting and investment powers over shares indicated as held by a spouse, children, or other family members residing with him or her or by partnerships or corporations with which he or she is associated.

(2)
Includes 478,685 held jointly by Mr. Seger and his spouse, 67,203 shares held in a Foundation of which Mr. Seger is administrator, and 125,826 shares owned by companies of which Mr. Seger is an officer.

(3)
Includes 735 shares held jointly by Mr. Wagler and his spouse.

(4)
Includes 16,464 shares held jointly by Mr. Rust and his spouse.

(5)
Includes 1,317 shares held jointly by Ms. Schuler and her spouse.

(6)
Includes 690,230 shares as to which voting and/or investment powers were shared by members of the group with others.

(7)
Also includes an aggregate of 275,598 shares that are held by the Company’s trust subsidiary in fiduciary accounts for customers. Our directors (by Board action) and Executive Officers may be deemed to have the power to direct the trust subsidiary’s voting decisions with respect to all of these fiduciary shares, and to direct the trust subsidiary’s disposition decisions with respect to all of these fiduciary shares. Our directors and Executive Officers have no pecuniary interest in any of these trust subsidiary shares. Further, any exercise by them of any power to direct the voting or disposition of these shares by the trust company would be subject to the trust company’s fiduciary duties under applicable law and the governing fiduciary instruments.

PRINCIPAL OWNERS OF COMMON SHARES
Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common shares of the Company as of March 8, 2024 (assuming that their holdings have not changed from such other date as may be shown below):
Name	Common Shares Beneficially Owned	Percentage of Outstanding Shares
BlackRock, Inc.(1)	2,439,527(1)	8.2%(3)
The Vanguard Group(2)	1,689,061(2)	5.7%(3)

(1)
Based solely on BlackRock, Inc.’s statement on Schedule 13G of beneficial ownership as of December 31, 2023, which was filed on January 25, 2024, with the SEC. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(2)
Based solely on The Vanguard Group’s statement on Schedule 13G of beneficial ownership as of December 29, 2023, which was filed on February 13, 2024, with the SEC. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)
The percentage is calculated on the basis of 29,584,709 common shares outstanding as of March 8, 2024.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Audit Fees.   The Company has paid, or expects to pay, audit fees (including cost reimbursements) to Crowe LLP (“Crowe”) for services including the audit of the Company’s consolidated financial statements for the calendar years ended 2023 and 2022, the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act for such years, the review of the interim consolidated financial statements included in quarterly reports during such years, and the audit of HUD for such years in the amount of $473,000 for 2023 and $609,094 for 2022. The fees for 2022 are also inclusive of services associated with the Company’s January 1, 2022 acquisition of Citizens Union Bancorp of Shelbyville, Inc.
Audit-Related Fees.   The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe for audit-related services rendered during 2023 of $15,800 and during 2022 of $15,400. These services included audit-related consulting and the audit of the Captive Insurance Agency for 2023 and 2022 respectively.
Tax Fees.   The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe for tax services rendered during 2023 of $134,413 and during 2022 of $141,640. These services included tax return preparation for the Company, the Captive Insurance Agency, and the REIT, as well as assistance with tax reporting matters and consulting.
Pre-Approval by Audit Committee of Principal Accountant Services.   The Audit Committee of our Board (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review, or attest services for the Company or its subsidiaries. Under these SEC rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied. None of the services of Crowe that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the SEC rules.

REPORT OF THE AUDIT COMMITTEE
Our Board adopted an amended and restated charter for the Audit Committee in 2013 and reviewed and confirmed the charter’s continued adequacy and effectiveness at its annual reorganization meeting in June 2023. The Audit Committee charter is available in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. The charter states that the purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements and internal control over financial reporting. It is not, however, the Audit Committee’s responsibility under the charter to prepare and certify the Company’s financial statements, to guarantee the independent registered public accounting firm’s report, or to guarantee other disclosures by the Company. Audit Committee members are not employees of the Company and are not performing the functions of auditors or accountants. The Board has designated each of Mr. Kelly, Ms. Medley, Mr. Root, and Mr. Wagler as an “Audit Committee Financial Expert.”
Independence of Audit Committee Members
The Audit Committee is currently comprised of four (4) members of our Board, whose names appear below this Report of Audit Committee. All of the members of the Audit Committee are independent, as that term is defined by Nasdaq listing requirements that are applicable to the members of the Company’s Audit Committee.
Review with Management and Independent Accountants
Management is responsible for the Company’s internal controls and its accounting and financial reporting processes. The independent registered public accounting firm is responsible for performing audits of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to oversee these processes.
In this context, the Audit Committee has met and held discussions with management and with Crowe, the independent registered public accounting firm for the Company, with respect to the Company’s consolidated financial statements for the calendar year 2023. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2023 were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard 1301 (Communication with Audit Committees).
The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining that firm’s independence.
Based upon the discussions and reviews referred to above, the Audit Committee has recommended to our Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:
M. Darren Root, Chairman
Jason M. Kelly
Diane B. Medley
Tyson J. Wagler

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation/Human Resources Committee Governance
Scope of Authority
Our Compensation/Human Resources Committee has the responsibility for establishing and reviewing our compensation philosophy objectives. Its charter is available in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. The Committee also is charged with: reviewing and approving the corporate goals and objectives relevant to the compensation of the Executive Officers of the Company that are covered by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, including the Named Executive Officers; making recommendations to our Board regarding the compensation of the Executive Officers; and overseeing the performance evaluation of our Executive Officers.
The Compensation/Human Resources Committee also administers all equity-based incentive compensation plans of the Company, including the granting of options, restricted stock, and other equity awards under such plans, subject, in the case of grants to Executive Officers, to approval of the recommended grants by the Board as part of the Board’s review of the Committee’s overall compensation recommendations for such Executive Officers.
Role of Executive Officers
After consulting with the Compensation/Human Resources Committee’s compensation consultant, the CEO recommends to the Committee base salary, target incentive levels, actual incentive payments, and long-term incentive grants for the other Executive Officers. The Committee considers, discusses, and modifies the CEO’s recommendations, as appropriate, and takes action on such proposals. The CEO does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without the CEO present, determines the pay levels for the CEO, which are ratified by the Board.
Independent Compensation Consultant
The Compensation/Human Resources Committee has the authority to directly select, engage and terminate such counsel, consultants (including compensation consultants), and other experts as it deems necessary or appropriate to assist it in carrying out its responsibilities. For 2023, the Committee has engaged Blanchard Consulting Group (“BCG”), an independent third-party banking compensation consultant, to serve as its outside independent compensation consultant. BCG’s role is to serve and assist the Committee in its review and oversight of executive and director compensation practices and to assist the CEO and management in reviewing, assessing and developing recommendations for our executive compensation programs. BCG does not provide any services to the Company besides compensation consulting services.
The scope of BCG’s 2023 consulting projects included the following: a total compensation review for the top executive officers/positions (including the Named Executive Officers), a board of director compensation review, and a pay versus performance executive compensation analysis. This pay for performance review detailed the Company’s link between Executive Officer pay and performance against that of the peer group over both 1-year and 3-year performance cycles. Additionally, in 2023 BCG conducted a mortgage loan officer incentive plan review and provided base salary market survey data for selected positions. These two studies were provided for management, but the Compensation/Human Resources Committee was aware of these engagements.
In connection with its executive and director engagement, BCG reported directly to the Compensation/Human Resources Committee and the Committee directly oversaw the work performed by and determined the fees paid to BCG in connection with the services it provided to the Committee. The Compensation/Human Resources Committee instructed BCG to give advice to the Committee independent of management and to provide such advice for the benefit of the Company and its shareholders. With the Committee’s approval, BCG worked directly with management on certain executive compensation matters as discussed previously.

The Compensation/Human Resources Committee and executive management utilized BCG’s 2023 reports to assist with executive and board compensation decisions during 2023, but did not solely rely on them. The ultimate decisions made by the Committee and management were a balance between internal views and strategy along with the outside perspective of our independent compensation consultant.
The Compensation/Human Resources Committee reviews the independence of its compensation consultants, taking into account a number of factors, including the six factors articulated in the Nasdaq listing standards and applicable SEC guidance, and also considers any additional services provided by such consultants. For 2023, the Committee determined that BCG was independent and its services to the Committee did not raise any conflicts of interest among the Committee or our management.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation/Human Resources Committee was an officer or employee of the Company or any of its subsidiaries during 2023, nor has any member of the Committee ever been an officer or employee of the Company or any of its subsidiaries. No current member of the Committee or Executive Officer of the Company had a relationship during 2023 requiring disclosure in this proxy statement under Item 404 or Item 407(e)(4) of SEC Regulation S-K.
Compensation Discussion and Analysis
The Compensation Discussion and Analysis (“CD&A”) explains our compensation program for the Executive Officers of the Company identified in the Executive Compensation section of this proxy statement (each, a “Named Executive Officer” and, collectively, the “Named Executive Officers”). The CD&A also describes the process followed by the Compensation/Human Resources Committee (the “Committee”) for making pay decisions, as well as its rationale for specific compensation related decisions related to 2023.
Our Compensation Objectives
Our Compensation/Human Resources Committee has the responsibility for establishing and reviewing our compensation philosophy objectives. The Committee also is charged with making recommendations to our Board regarding the compensation of the Executive Officers of the Company that are covered by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, including the Named Executive Officers. In these roles, the Committee has sought to compensate our Named Executive Officers in a fair, reasonable, and competitive manner. In designing and implementing our compensation program for our Named Executive Officers, we primarily intend to:
•
attract and retain highly-skilled executives in a competitive environment;

•
provide financial incentives intended to align the Named Executive Officers’ interests with those of our shareholders; and

•
pay relative to performance (the higher the performance, the greater the compensation reward).

The Company’s compensation philosophy seeks to reward “upside” via the short- and long-term incentive plans when strong performance warrants such payouts.
How We Set Executive Compensation
The Company does not have employment agreements with the Named Executive Officers. As a result, the Committee has flexibility in recommending to the Board the annual compensation of the Named Executive Officers. We believe that not having employee agreements provides us with more flexibility and adaptability when making annual compensation decisions. It is the Company’s preference to not be bound by terms in an agreement for multiple years.
The Company has a compensation philosophy that provides guidance to the Committee when making decisions surrounding the compensation of the Named Executive Officers. Our philosophy generally is to target base salaries in the 50th to 60th percentile of the competive market for Executive Officers. We also place a strong emphasis on incentive compensation programs that strive to provide an alignment between pay and performance. The Company believes in rewarding the Named Executive Officers with significant incentive compensation awards if Company performance is high versus peer (above 75th percentile). This is a critical piece in the compensation plan design at the Company and is realized through the ability of the Named Executive Officers to annually earn both short-term and long-term incentive payouts when performance justifies such awards.
In an advisory vote held at the 2023 annual meeting of shareholders, our shareholders expressed their preference to hold a non-binding shareholder advisory vote on the compensation of our named executive officers (“say-on-pay”) every year. On September 25, 2023, the Board considered the outcome of this advisory vote and determined that future say-on-pay votes will be conducted every year. The next advisory vote regarding the frequency of say-on-pay votes is required to occur no later than the Company’s 2029 annual meeting of shareholders.
The Compensation/Human Resources Committee and the Board considered the results of our “say-on-pay” advisory vote at the 2023 annual meeting of shareholders, at which approximately 96% of votes cast were in favor of the fiscal year 2022 compensation of our named executive officers. Recognizing the shareholder support for current programs and policies, the Compensation/Human Resources Committee did not implement any significant changes to our executive compensation programs as a result of the 2023 shareholder advisory vote.
Since 2012, the Committee has BCG (an independent third-party banking compensation consultant) to assist with executive and board compensation decisions. In 2023, BCG provided reports to evaluate our executive compensation programs and assess the Company’s pay compared to peers and industry best practices. The Committee intends to continue to work with BCG on compensation matters. For more detail on the compensation projects completed in 2023, see the “Independent Compensation Consultant” section.
Peer Group Selection and Analysis
Since 2012, the Committee has worked with BCG to determine and utilize a peer group of publicly traded banks which is evaluated annually and updated as needed. In 2023, the Company reviewed and assessed whether the 2022 peer group needed modifications for 2023. It was determined that the 2022 peer group remained appropriate for 2023. In 2023, the peer group’s 2022 year-end asset size ranged from approximately $2.9 billion to $9.9 billion, consisting of banks located in Indiana and surrounding states. The median asset size of our 2023 peer group for year-end 2022 was $6.7 billion, with the Company’s assets at approximately $6.2 billion for the same time period (the same timeframe as the peer executive compensation reported and analyzed in BCG’s 2023 projects as applicable). Currently, the Company’s assets are approximately $6.2 billion.
Our current peer group includes the following 20 financial institutions:
1st Source Corporation	Civista Bancshares, Inc.	Community Trust Bancorp, Inc.	Farmers National Banc Corp.
First Financial Corporation	First Mid Bancshares, Inc.	Horizon Bancorp, Inc.	Independent Bank Corporation
Lakeland Financial Corporation	Macatawa Bank Corp.	Mercantile Bank Corporation	Midland States Bancorp, Inc.
MidWestOne Financial Group, Inc.	Nicolet Bankshares, Inc.	Park National Corporation	Peoples Bancorp Inc.
Premier Financial Corp.	QCR Holdings, Inc.	Republic Bancorp, Inc.	Stock Yards Bancorp, Inc.
The Company also reviews the compensation policies and performance of entities in the S&P Regional Banks Select Industry Index to help determine executive pay; however, the peer group identified above is used for benchmarking purposes.
Executive Pay Versus Peer Performance Analysis
The Compensation/Human Resources Committee engages BCG annually to conduct a detailed pay versus performance analysis in order to measure the Company’s financial performance and evaluate its link to Executive Officer pay compared to that of the peer group executive pay and performance. The analysis conducted by BCG in 2023 was used in the decision-making process for determining executive pay and evaluating the executives’ incentive pay design. The analysis evaluates 1 and 3-year performance, and 1 and 3-year executive compensation as compared to our current peer group executives. For each time period, the analysis reviews alignment of the executive compensation of the Company’s and peer named executive officers (using each peer’s Summary Compensation Table pay) compared to financial performance. The analysis focuses on multiple performance criteria as the Company and its independent consultant feel it is important to review performance from a well-balanced perspective. The analysis evaluates six financial measures: return on average equity (ROAE), core earnings per share (EPS) growth, 1-year total shareholder return (TSR), return on average assets (ROAA), efficiency ratio, and non-performing assets to total assets ratio (NPA ratio).
The 2023 pay-for-performance peer analysis conducted by BCG found that for 2022 year-end (which was the same timeframe as peer executive compensation reported and analyzed in BCG’s 2023 projects), GABC’s overall average of the six financial metrics described previously and the three-year average (2020Y – 2022Y) of the performance metrics versus peer resulted in the Company’s performance near the 65th percentile compared to peer, similar to the prior year’s findings.
Based upon this review, the Compensation/Human Resources Committee concluded that the Company’s overall performance was above the peer group median, and the Company used this report to evaluate the pay-for-performance alignment and to consider if changes or modifications were needed to the current compensation package for Executive Officers. The 2023 Executive compensation assessment from BCG found that the 2023 Executive salary levels were within or above the market competitive range (defined as +/- 15% of market median). Cash compensation and direct compensation were within or below the market competitive range. Where some components of Executive compensation were below the market competitive range, the below market positioning could be explained by the Executive being new to their role or new to being a proxy-compared Executive level officer. For example, Mr. Dauby is relatively new in his role and Mr. Barrett, Mr. Beckwith, and Ms. Jackson are relatively new to being proxy-compared Executives. The link between pay and performance decreased in alignment as compared to prior years; however, again, this can be explained by the relatively recent turnover of the Executive Officer group. Once the current NEOs have longer tenure and gain additional experience specific to their roles, we will strengthen alignment between pay and performance results. The assessment also confirmed that the Company’s award opportunity levels under the short- and long-term incentive plans continue to remain competitive versus the peer group and industry practices.
The Company continues to evaluate the alignment between compensation and performance for the Named Executive Officers. The pay-for-performance analysis as described above evaluates whether the Company has a compensation program design for Executive Officers that is working in accordance with the Company’s compensation philosophy. Again, it is our goal to only provide incentive rewards when strong performance warrants such payments. It also allows us to easily compare our 2023 performance to historical performance.
The Company’s 2023 Financial Performance
The Company reported net income of $85.9 million, or $2.91 per share, for the year ended December 31, 2023, representing an increase of $4.1 million, or approximately 5% on a per share basis, from the year ended December 31, 2022 net income of $81.8 million, or $2.78 per share. This level of reported net income produced the second highest level of earnings per share in the Company’s history and resulted in a 14.7% return on average shareholders’ equity, which marked the 19th consecutive fiscal year in which the Company has delivered a double-digit return on shareholders’ equity.
The increase in net income during 2023, compared with 2022, was primarily attributable to increased non-interest income, a decline in non-interest expenses (which was driven by higher expenses in 2022 as a result of one-time merger costs related to the January 1, 2022 acquisition of Citizens Union Bancorp of Shelbyville, Inc. (“CUB”)), and a lower provision for credit losses. The positive impact of those items was partially offset by a decline in net interest income resulting primarily from a reduced level of earning assets, which was somewhat mitigated by an improved net interest margin.

Total assets for the Company totaled $6.152 billion at December 31, 2023, representing a decline of $3.8 million compared with December 31, 2022. While total loans at December 31, 2023 increased $189.3 million, or 5%, compared with year-end 2022, the increase was partially offset by a $164.8 million decline in the securities available for sale portfolio from December 31, 2022 to December 31, 2023. The increase in total loans at December 31, 2023, compared with year-end 2022, was broad-based across most segments of the portfolio. The decline in the available for sale portfolio during 2023 compared with 2022 was primarily the result of the Company’s utilization of cash flows of approximately $171 million from the securities portfolio to fund loan growth and overall modest deposit declines.
Total deposits for the Company totaled $5.253 billion at December 31, 2023, representing a decline of $97.1 million, or 2%, compared with December 31, 2022. The Company has continued to see customer movement from both interest bearing and non-interest bearing transactional accounts to time deposits due primarily to a higher interest rate environment. Non-interest bearing deposits have remained relatively stable as a percent of total deposits with December 31, 2023 non-interest deposits totaling 28% of total deposits compared with 32% at year-end 2022.
As indicated above, the Company’s 2022 results were impacted by the one-time merger costs related to the January 1, 2022 acquisition of CUB. For purposes of measuring performance for the year 2022, earnings per share growth was assessed on an “as adjusted” basis to exclude the impact of these transaction-related expenses. As a result, on an as adjusted basis, 2022 net income was $95.9 million, or $3.26 per share, reflecting an after-tax adjustment of $14.097 million, or $0.48 per share. Taking into consideration this adjustment, 2023 earnings per share declined 10.7% when compared to 2022 adjusted earnings per share. Adjusted net income and adjusted earnings per share have not been determined in accordance with generally accepted accounting principles (“GAAP”).1
Executive Compensation Components
The executive compensation program consists of three basic elements:
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base salary;

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short-term cash incentive awards for annual performance; and

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long-term incentive awards granted under the German American Bancorp, Inc. 2019 Long-Term Equity Incentive Plan (the “2019 LTI Plan”) for performance over a longer period (typically three years).

The Company’s short- and long-term incentive plans are designed to create a pay-for-performance structure that links executive pay to long-term shareholder value and strong financial performance. The 2023 compensation studies conducted by BCG verified consistency in driving the Company’s strategy and performance through prospective incentive plans that mitigate risk and appropriately balance profitability, strategic, and quality related metrics. The BCG study continues to confirm we have adequate and appropriate compensation tools available to attract, motivate, and retain high-quality, skilled executives which provide a mix of short- and long-term compensation opportunities. As stated previously, we desire to align pay with performance and require strong financial performance for our Executive Officers to receive any payment under our short- and long-term incentive plans. Our incentive plan designs are evaluated annually and were generally found to be consistent with industry best practices.
In 2023, we assessed the incentive plan alignment with company goals. The alignment was not as strong as it had been in recent years. As discussed in more detail previously, any areas for improvement regarding pay-for-performance alignment can be explained by Executive Officers being new to their role or new to being a proxy level Executive officer. The alignment will improve as the newer Executive Officers gain tenure and

1
The adjustment necessary to reconcile adjusted net income (a non-GAAP measure) to the most directly comparable GAAP financial measure (net income of $81.8 million, as shown above) is the after-tax CUB acquisition adjustment of $14.097 million, which reflects the exclusion of (i) the “Day 1” provision expense for certain acquired loans in the amount of $6.300 million, and (ii) non-recurring acquisition expenses in the amount of $12.323 million, net of the related income tax expense in the amount of $(4.526) million.

experience within their roles. We evaluate our pay-for-performance alignment annually and we believe our incentive plans for 2023 were appropriately aligned with company goals and our pay-for-performance philosophy. In 2023, we believe we continue to be well-positioned to both attract and retain executive talent, and reward high levels of performance with above market compensation. The compensation plans are designed such that if the bank does not perform well, the annual and long-term incentive plans do not pay out, and total compensation is below market competitive levels.
We offer a 401(k) retirement plan and certain Named Executive Officers are also eligible for nonqualified deferred compensation plans. Messrs. Rust and Leinenbach are also each party to a supplemental executive retirement agreement with the Company’s bank subsidiary. See the “Retirement/Deferred Compensation Benefits” section below for additional information on these agreements.
Base Salary
The Company attempts to provide the Named Executive Officers with a base salary that is market competitive with the salaries offered by other bank holding companies of comparable size in Indiana and the surrounding states. Our compensation philosophy is to target base salaries in the 50th to 60th percentile of such competitive market. The Committee determined the 2023 base salaries for the Named Executive Officers by reviewing market and peer comparisons provided by BCG, which provided peer group median salaries and salary survey data from the banking and financial industry. Our 2023 analysis and comparison to market data showed that overall, our Executive Officer salaries were competitive with market median. Competitive base salaries are necessary to achieve our pay-for-performance compensation philosophy.
Base salary levels set the foundation for direct compensation, since the opportunity levels for our incentive plans (short- and long-term) are defined as a percentage of base salary. We also relied on recommendations from the CEO for each of the other Named Executive Officers. Base salary decisions surrounding the CEO also incorporated such items as his tenure and the Company’s financial performance. We also take into consideration experience of the individual, performance of the individual, and desired market positioning considering the incentive compensation program design at the Company. In all cases, the Committee recommended to the Board that the CEO’s and each other Named Executive Officer’s 2023 base salary be the value disclosed in the table below, and the Board accepted those recommendations.
Our 2023 base salary increases were determined after reviewing the BCG data, current market environment, and desire to retain our executive talent. Mr. Dauby’s 2023 salary increase was commensurate with his increased responsibilities as a result of his anticipated assumption of the role of Chairman of the Board at the 2023 annual meeting of shareholders. Mr. Rust, Mr. Leinenbach, Ms. Jackson, and Mr. Barrett received market-competitive salary increases. Mr. Beckwith was not included as a Named Executive Officer prior to 2023. The base salaries and salary increases for the Named Executive Officers for 2023 (as compared to their base salaries in 2022 as of year-end) were as follows:
Executive	2023 Base Salary	2022 Base Salary	% Increase
Mr. Dauby	$625,000	$580,000	7.8
Mr. Rust	$450,000	$440,000	2.3
Mr. Leinenbach	$350,000	$340,000	2.9
Mr. Beckwith	$350,000	—	—
Ms. Jackson	$300,000	$265,000	13.2
Mr. Barrett	$275,000	$250,000	10.0
Executive Management Incentive Plan
For performance during 2023, the Company continued to maintain an Executive Management Incentive Plan (the “Plan”) for certain key officers, including the Named Executive Officers. Under this Plan, the Company pays additional compensation in the form of annual cash incentive awards that are contingent upon the achievement of certain annual goals (described in this subsection), and long-term incentive awards that are contingent upon the achievement of certain long-term goals (described in the next subsection).

Short-Term Cash Incentive Awards
The Plan provides each officer with a “balanced scorecard” for the short-term cash incentive award portion of the Plan. The “balanced scorecard” establishes specific corporate and shareholder-related performance goals balanced by goals from the officer’s individual area of responsibility and their expected level of contribution to the Company’s achievement of its corporate goals. The alignment with company goals were similar to past years. The balanced scorecard approach is designed to encourage a consistent, long-term management approach to enhancing shareholder value. Cash incentive payments that are authorized to be paid to eligible officers under the Executive Management Incentive Plan are payable in quarterly installments during the year following the year in which the services were performed and are contingent only upon such Executive Officer’s continued employment with the Company through the date of payment of each quarterly installment. The Plan also has a “clawback” provision which allows the Company to recoup awards under certain circumstances such as a material misstatement of financial performance.
During the first quarter of 2023, the Board (by the vote of the members of the Board who are not “interested directors” within the meaning of Nasdaq’s independence rules, and at the recommendation of the Committee) established potential short-term cash incentive awards for the Named Executive Officers as percentages of their 2023 base salary (which ranged from 26.25% to 37.50% of base salary for “good” performance, depending upon the Named Executive Officer), with maximum awards (payable only for “exceptional” performance — where established goals were substantially exceeded) ranging from 61.25% to 87.50% of base salary (depending upon the Named Executive Officer). After reviewing the BCG market and peer compensation provided in the 2023 Executive Compensation Review, we determined the current short-term opportunities continued to remain competitive versus peer and market. The short-term incentive award opportunities for 2023 remain unchanged from 2022 for all Named Executive Officers except for Mr. Beckwith. The short-term incentive award opportunity for Mr. Beckwith increased from his 2022 percentage as a result of his promotion to Executive Vice President and Chief Banking Officer in 2023. Specifically, the opportunities (as a percentage of base salary) for the 2023 short-term cash incentive awards were as follows:
	Potential 2023 Short-Term Award as Percentage of 2023 Base Salary at the Following Performance Levels
Executive	Good	Very Good	Exceptional
Mr. Dauby	37.50%	62.50%	87.50%
Mr. Rust	30.00%	50.00%	70.00%
Mr. Leinenbach	26.25%	43.75%	61.25%
Mr. Beckwith	26.25%	43.75%	61.25%
Ms. Jackson	26.25%	43.75%	61.25%
Mr. Barrett	26.25%	43.75%	61.25%
Credit is given proportionately for performance falling between the levels, but is not given for performance that is not at least at the threshold level (i.e., “good” performance). We also have a maximum payout level (i.e., for “exceptional” performance) for each executive, which effectively puts a “cap” on any awards and assists with mitigating risk in this incentive program.
The Board requires that a minimum net income trigger be met before the Plan is “turned on.” Net income was chosen as the trigger because it is the most appropriate measure of bank profitability, and a prevalent metric in which to measure financial stability. If this minimum net income trigger is not achieved for the calendar year performance period, then the entire plan is not funded and no payouts are made to any participants under the Plan. For 2023, the minimum net income trigger was set at $78,800,000. For comparison, in 2022, the minimum net income trigger was $60,000,000. The Company’s goal for the short-term incentive plan design is to allow for incentive pay “upside” when strong performance warrants such payouts (as stated in our compensation philosophy).

Cash incentive award criteria for services during 2023 under the scorecards were based on the following weightings for the Named Executive Officers:
Short-term Cash Incentive Award Criteria	Percentage of Potential Award
Corporate Operating Results: Formula assessments of 2023 corporate performance, which assists in measuring the alignment of executive and shareholder interests.	80%
Judgmental/Individual Criteria: Formula and/or judgmental assessments of personal or area of responsibility performance during 2023.	20%
Total	100%
Short-term Cash Incentive Corporate Performance Scorecard Metrics
Corporate Operating Measures (80% weighting)
For 2023, the corporate performance metrics listed below were used. When selecting the five performance measures, the Company’s goals, strategic plan, and industry standards were taken into consideration. The Company strongly believes in a balanced scorecard approach, which takes into consideration increasing shareholder value, quality vs. cost ratios, loan growth, deposit growth, etc. We use a balance of profitability/growth related metrics along with quality measures to best measure overall financial performance.
While the five short-term corporate performance criteria for 2023 (summarized in the table below) have, generally, remained unchanged since 2015, modifications have been made to certain criteria in past years. Specifically, in 2022, earnings per share growth and the efficiency ratio were each modified and assessed on an “as adjusted” basis to exclude the impact of transaction-related expenses incurred in connection with the Company’s merger with CUB. For that year, the non-interested members of the Board determined that the failure to make those adjustments, which were intended to exclude the impact of items that the Company and the Board consider as being unrepresentative of the Company’s core operating performance, may inappropriately penalize the Named Executive Officers for expenses that were not indicative of actual performance. In addition, the Board believes that making these adjustments may more effectively align management incentives with the Company’s strategy to continue the expansion of its business through mergers and acquisitions. For 2023, the performance measures set forth below were viewed as being appropriately aligned with our strategic goals.
Corporate Operating Measures	Percentage Weighting
Income/revenue measures (applied to all Executive Officers):
Earnings per common share growth	25%
Efficiency ratio	10%
Consolidated balance sheet measures (applied to all Executive Officers):
Growth in core organic taxable loans	20%
Growth in core organic deposits and repurchase agreements	15%
Non-performing assets to total assets ratio	10%
Total	80%
Judgmental/Individual Measures (20% weighting)
For 2023, judgmental/individual measures (20% weight for Executive Officers) were based on overall performance of the executive, including business unit or department performance. The criteria relating to business unit performance or departmental performance (if such performance was applicable to a particular Executive Officer’s scorecard) were focused on performance of the business unit or department headed by each executive. Criteria are determined annually based on the strategic goals of the executive’s respective business unit or department. Consistent with prior years, these criteria were assigned a weighting percentage based on the executive’s position and authority. Final performance was based on the Board’s assessment for the CEO (Mr. Dauby) and the CEO’s assessment for the performance of Mr. Rust, Mr. Leinenbach, Mr. Beckwith, Ms. Jackson, and Mr. Barrett, with Mr. Rust, as President, providing input for each of Mr. Leinenbach, Mr. Beckwith, Ms. Jackson, and Mr. Barrett.
Similar to prior years, the Committee established the annual target levels of achievement to be challenging yet reasonably attainable, with threshold awards (i.e., “good” performance”) set at expected levels of attainment, and maximum awards (i.e., “exceptional” performance) set at an extremely difficult level to achieve. This was assessed using a combination of budget, our historical performance, peer group performance, and the Company’s best estimates for 2023 performance. When setting the target level for each corporate measure, however, the Company did not necessarily attempt to tie that level to the Company’s expectations for 2023; therefore, some of the measures require the achievement of greater-than-expected corporate performance at the targeted level, and some will reward achievement of lesser-than-expected corporate performance at the targeted level. Overall, however, and on a balanced approach when weighing all of the formula and judgmental performance factors (income statement, balance sheet, and personal) in accordance with the scorecard weights, the Company believes that the target levels are appropriately challenging. In selecting the 2023 performance measures, the Committee also noted the following:
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We defined core organic taxable loan growth to mean the growth in the average balance of our consolidated core organic taxable loans in December 2023 as compared to our average balances of our consolidated core organic taxable loans in December 2022.

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We defined core organic deposit and repurchase agreement growth to mean the growth in the average balance of our consolidated core organic deposits and repurchase agreements in December 2023 as compared to our average balances of our consolidated core organic deposits and repurchase agreements in December 2022.

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We determined the non-performing assets to total assets ratio based on the average of the four quarter-end ratios during the year.

Short-Term Cash Incentive 2023 Actual Performance
In the first quarter of 2024, the Board, upon the recommendation of the Committee, determined the short-term cash incentive award amounts payable in 2024 to the Named Executive Officers, including the CEO, for their services during 2023. The incentive amounts paid for 2023 performance are included in the Summary Compensation Table. The Committee’s recommendations were based on the Committee’s assessment of the degree to which the corporate and personal goals established by the 2023 scorecards of the Named Executive Officers were achieved. The Named Executive Officers received awards that were determined in accordance with the formulas relating to the short-term corporate performance criteria and judgment of job performance established by the respective 2023 scorecards. The 2023 actual short-term cash incentive payouts that were earned and paid ranged from 28.3% to 40.8% of year-end salary for the Named Executive Officers. These awards were based on the following performance levels:
Corporate Operating Measures	2023 Result
Net income “trigger”	Exceeded
Income/revenue measures:
Earnings per common share growth	Below Good (Threshold)
Efficiency ratio	Between Good & Very Good
Consolidated balance sheet measures:
Growth in core organic taxable loans	Between Good & Very Good
Growth in core organic deposits and repurchase agreements	Below Good (Threshold)
Non-performing assets to total assets ratio	Above Exceptional
Overall short-term incentive performance	Between Good & Very Good
Discretionary Cash Awards
No discretionary cash awards were made to the Named Executive Officers in 2023.

Long-Term Incentive Awards
The 2023 LTI Plan provides for the potential award of incentive and non-qualified stock options and other equity-based awards, including restricted stock (“LTI Awards”). In recent years, restricted stock awards have been awarded as the equity vehicle under the LTI Plan. The use of Restricted Stock, or full-value equity grants, is very prevalent within the banking industry based on our independent compensation consulting studies and regulatory best practices. As such, we felt it was appropriate from a market competitive standpoint to again utilize this type of equity award in 2023.
The LTI performance awards to our Named Executive Officers (for 2023 performance) were paid out as 100% equity, in the form of restricted stock grants. The Company discontinued paying a portion of the annual LTI awards in cash to NEOs beginning in 2020 and this practice has continued since that time. The purpose of granting LTI Awards is to provide long-term incentive compensation to complement the short-term focus of annual cash incentive awards. The Company believes the LTI plan encourages prudent long-term business planning decisions and serves as a valuable retention tool to motivate and reward Executive Officers’ long-term behavior. The Company continues to utilize a Management Long-Term Incentive Plan Balanced Scorecard approach for the Named Executive Officers.
A payout “scorecard” for LTI Awards is established upon recommendation of the Committee based upon the Named Executive Officer’s level of responsibility. The awards are earned in proportion to the extent to which the Company has achieved certain corporate financial performance metrics versus peer on a three-year average period ending in the year for which the scorecard is established. The Committee maintains a “clawback” provision in the Plan, where all LTI Awards earned are subject to “clawback” under certain circumstances, such as a material misstatement of financial performance. Also, as an additional executive retention tool and in support of the “clawback” provision, the LTI Award grants are subject to a three-year vesting schedule. As such, 1/3 of any LTI award that is granted vests 1/3 per year following the date of grant.
During the first quarter of 2023, the Board (by the vote of the members of the Board who are not “interested directors” within the meaning of the rules of the Nasdaq Stock Market, Inc., and at the recommendation of the Committee) established threshold long-term incentive awards for Named Executive Officers as percentages of their 2023 base salary (which ranged from 26.25% to 37.50% of base salary for “good” performance, depending upon the Named Executive Officer), with maximum awards (payable only for “exceptional” performance — where established goals were substantially exceeded) ranging from 61.25% to 87.50% of base salary (depending upon the Named Executive Officer). The long-term incentive award opportunities for 2023 remain unchanged from 2022 for all Named Executive Officers except for Mr. Beckwith. The long-term incentive award opportunity for Mr. Beckwith increased from his 2022 percentage as a result of his promotion to Executive Vice President and Chief Banking Officer in 2023. The opportunities (as a percentage of base salary) for the 2023 long-term equity incentive awards were as follows:
	Potential 2023 Long-Term Incentive Award as Percentage of 2023 Base Salary at the Following Performance Levels
Executive	Good	Very Good	Exceptional
Mr. Dauby	37.50%	62.50%	87.50%
Mr. Rust	30.00%	50.00%	70.00%
Mr. Leinenbach	26.25%	43.75%	61.25%
Mr. Beckwith	26.25%	43.75%	61.25%
Ms. Jackson	26.25%	43.75%	61.25%
Mr. Barrett	26.25%	43.75%	61.25%
Similar to the short-term cash incentive program, credit is given proportionally for performance falling between the levels, but is not given for performance that is not at least at the threshold level (i.e., “good” performance) or for that portion of performance that exceeds the maximum payout level (i.e., “exceptional” performance).
LTI awards for services during the three-year period of 2021-2023 under the scorecards were based on the long-term corporate performance criteria set forth in the table below, which are reviewed annually (the

“Long-Term Corporate Performance Criteria”). While these performance criteria have, generally, remained unchanged over recent years, certain modifications have been made in the past. Specifically, for 2022, each measure was modified and assessed on an “as adjusted” basis to exclude the impact of transaction-related expenses incurred in connection with the Company’s merger with CUB. As stated previously, the non-interested members of the Board determined that the failure to make these adjustments, which were intended to exclude the impact of items that the Company and the Board consider as being unrepresentative of the Company’s core operating performance, may inappropriately penalize the Named Executive Officers for expenses that were not indicative of actual performance. In addition, the Board believes that making these adjustments may more effectively align management incentives with the Company’s strategy to continue the expansion of its business through mergers and acquisitions. For 2023, the performance measures set forth below were viewed as being appropriately aligned with our long-term strategic goals.
Long-term Corporate Performance Criteria	Percentage of Potential Award
Adjusted return on equity	33 1∕3%
Adjusted return on assets	33 1∕3%
Adjusted earnings per common share growth	33 1∕3%
Total	100%
Similar to the short-term cash incentive awards, the Committee establishes targets for LTI Awards that are very challenging, but reasonably attainable, with threshold (i.e., “good” performance) awards set at expected levels of attainment, and maximum (i.e., “exceptional” performance) awards set at an extremely difficult level of attainment. In measuring performance for each of the above metrics, the Committee notes the following:
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Return on Equity Measurement:   We measured the extent to which the Company achieved the return on equity metric for the three-year period of 2021-2023 by determining an annual percentile ranking of the Company’s return on equity in comparison to our publicly-held peer group of banks for each of the three years. As noted above, the Company’s return on equity for 2022 was adjusted to exclude the impact of transaction-related expenses incurred in connection with the Company’s merger with CUB. Similarly, for the peer group companies, a determination was made as to which companies, if any, completed a merger or acquisition transaction during the calendar years 2022 or 2023, with each impacted peer’s return on equity being adjusted in a manner similar to the adjustments made to the Company’s 2022 return, using amounts reported in the peer company’s SEC filings. We then averaged the Company’s annual percentile ranking for each year to determine a three-year average result.

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Return on Assets Measurement:   We measured the extent to which the Company achieved the return on assets metric for the three-year period of 2021-2023 by determining an annual percentile ranking of the Company’s return on assets in comparison to our publicly-held peer group of banks for each of the three years. As noted above, the Company’s return on assets for 2022 was adjusted to exclude the impact of transaction-related expenses incurred in connection with the Company’s merger with CUB. Similarly, for the peer group companies, the adjustments discussed above were also made to each impacted peer’s return on assets. We then averaged the Company’s annual percentile ranking for each year to determine a three-year average result.

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Earnings per Common Share Growth Measurement:   We measured the extent to which the Company achieved the earnings per common share growth, or EPS growth rate, metric by measuring the Company’s annual adjusted EPS growth rate against Board established internal goals for each of the three years. As noted above, for purposes of this metric, the Company’s earnings were adjusted for 2022 to exclude the impact of transaction-related expenses incurred in connection with its merger with CUB. We then averaged the Company’s annual EPS growth rate level of achievement for each year to determine a three-year average result.

In addition, the LTI Awards are further subject to a minimum net income trigger that is the same as the short-term cash incentive award trigger. If the minimum net income trigger of $78,800,000 was not achieved for 2023, then no LTI awards would have been granted under the Plan.

For purposes of the above, our peer group for 2023 is the group of publicly traded banks shown previously. For 2022 and 2021, the peer group used was the group of publicly traded banks disclosed in the applicable year’s proxy disclosure.
For more information on our LTI plan metrics, see the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2023.
During the first quarter of 2024, the Board determined that the corporate goals established by the scorecards for the LTI Awards resulted in the following for 2021-2023 performance:
Long-term Incentive Measures	2021 – 2023 Result
Net income “trigger”	Exceeded
Adjusted return on equity	Between Very Good & Exceptional
Adjusted return on assets	Between Good & Very Good
Adjusted earnings per common share growth	Between Very Good & Exceptional
Overall long-term incentive performance	Between Very Good & Exceptional
As a result, the Board approved the grant of Restricted Stock Awards to the Named Executive Officers, in satisfaction of their 2023 earned LTI Awards (based on the three-year average percentile rankings), ranging from 47.5% to 67.8% of salary for the Named Executive Officers. Each Restricted Stock Award consisted of newly-issued common stock of the Company (subject to certain restrictions and forfeiture conditions) having an aggregate fair market value equal to each Named Executive Officer’s total LTI Award earned in 2023, which was determined by dividing the dollar value of the award by the market price the Company stock as of the close of trading on March 14, 2024 (rounded up to the nearest whole number of shares).
Holders of the common stock issued as part of the Restricted Stock Award are entitled to dividends on such shares unless and until the shares are forfeited in accordance with the terms of the Restricted Stock Awards.
Vesting and Retention Provisions Applicable to LTI Awards
The LTI Awards earned in 2023 (consisting solely of Restricted Stock Awards) will vest, assuming the continued service of each of the holders through such vesting date, as follows: 1/3 on March 15, 2025, 1/3 on March 15, 2026, and 1/3 on March 15, 2027. This straight-line three-year vesting schedule is consistent with industry standards. Vesting of such LTI Awards will be accelerated in the event of the holder’s death or disability while in the service of the Company or upon such other event as determined by the Committee in its sole discretion. Vesting will also be accelerated upon certain extraordinary events (such as a change in control). Unvested shares issued as Restricted Stock Awards must be retained by the Named Executive Officer subject to the “clawback” and forfeiture provisions applicable to such shares, and therefore may not be sold, pledged, or otherwise transferred or hedged during the vesting periods. At least 95 percent of the shares underlying awards granted under the 2019 LTI Plan are required to have a one-year minimum vesting period, subject to the Compensation/Human Resources Committee’s authority under the 2019 LTI Plan to vest awards earlier, as the Committee deems appropriate.
Clawback Policy
As a matter of policy, we have implemented “clawback” provisions for incentive awards that are provided to Executive Officers and based on Company financial metrics. These “clawback” provisions allow the Company to recoup awards that have been previously paid/awarded under certain circumstances such as a material misstatement of financial performance. The clawback right has also been extended to instances where the Named Executive Officers have engaged in intentional misconduct in the performance of their duties to the Company or otherwise violated the Company’s Code of Business Conduct in any material respect. As previously disclosed, awards under our incentive plans (both cash and equity) in recent years and in 2023 are subject to these “clawback” provisions. We feel this “clawback” policy is appropriate and assists with risk mitigation throughout the Company.

In October 2022, the SEC adopted a final rule directing national securities exchanges and associations, including the Nasdaq, to implement listing standards that require listed companies to adopt policies mandating the recovery or “clawback” of excess incentive-based compensation earned by a current or former executive officer during the three fiscal years preceding the date the listed company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Nasdaq’s listing standards pursuant to the SEC’s rule became effective for incentive-based compensation received on or after October 2, 2023. We adopted an Incentive Compensation Recovery Policy pursuant to the Nasdaq listing standards on October 30, 2023, with an October 2, 2023 effective date. The policy has been filed as Exhibit 97 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Repricing and Underwater Grant Buyback Prohibitions
Our 2019 LTI Plan does not allow repricing or cash buybacks of stock options or stock appreciation rights (“SAR”), without shareholder approval. Specifically, without shareholder approval, no stock option or SAR award may be (i) amended to decrease the exercise price, (ii) cancelled in exchange for a replacement option or SAR with a lower exercise price, or (iii) purchased or cancelled in exchange for cash, other property or grant of a restricted stock award at a time when the per share exercise price of the option or SAR award is greater than the fair market value of a share of our common stock.
Insider Trading Policy and Anti-Hedging Provision
We maintain a policy for securities transactions applicable to all officers, directors and employees of the Company which prohibits engaging in short sales, transactions in puts, calls, or other derivative instruments, hedging transactions and other short-term or speculative transactions with respect to our stock at any time. As part of this prohibition on short-term transactions, any common shares purchased by a person subject to our insider trading policy must be held by the purchaser for a minimum of six months. In addition, our insider trading policy prohibits our Executive Officers and directors from trading during quarterly and special blackout periods.
Executive Stock Ownership/Holding Requirements
The Chief Executive Officer is expected to attain/maintain an investment position in our common shares equal to three times his or her base salary. On February 27, 2023, the Board of Directors adopted a policy that requires (i) the Company’s President and Chief Financial Officer to attain/maintain an investment position in our common shares equal to two times his or her base salary, and (ii) each other named executive officer to attain/maintain an investment position in our common shares equal to one and one-half times his or her base salary. The policy also provides that each executive officer who becomes a named executive officer after February 27, 2023, will have five years from the date they became a named executive officer to acquire such shares; provided, however, that the Named Executive Officers, as of the policy adoption date, will have five years from such date to acquire such shares. The Company will not count unearned performance-based full value awards and/or unexercised stock options when determining whether the executive stock ownership requirements have been met.
As of December 31, 2023, each of Mr. Rust, Mr. Leinenbach, and Mr. Beckwith met their respective requirement. Because Mr. Dauby was appointed to his position as the Company’s Chief Executive Officer effective as of January 1, 2022, and Ms. Jackson and Mr. Barrett were first included as a Named Executive Officer for 2022, each of such officers will have five years from the policy adoption date to attain the required investment position. Additionally, the Company requires that any common shares received by Executive Officers in connection with any equity awards are subject to an additional one-year holding period before any sale or transfer of the shares may take place, other than with respect to any shares withheld by the Company to satisfy a participant’s withholding tax obligation in connection with an award.
Additionally, we require ownership of our common stock by our non-employee directors, as described later in this proxy statement.

Other 2019 LTI Plan Governance Features
The Company desires to promote best practices by reinforcing the alignment between equity compensation arrangements with the interests of our shareholders. To this end, important governance features were incorporated into the 2019 LTI Plan, including, but not limited to, the items below:
•
No liberal share recycling is allowed.   Shares of common stock are not allowed to be added back to the plan reserve for future grants under certain circumstances, as described in the 2019 LTI Plan.

•
No tax gross-ups.

•
Material amendments require shareholder approval.

•
No evergreen provision.   The 2019 LTI Plan does not contain an “evergreen” feature that automatically replenishes the shares available for future grants.

•
No automatic grants or reload grants.   The 2019 LTI Plan does not provide for “reload” or other automatic grants to any participant.

Retirement/Deferred Compensation Benefits
German American Bancorp 401(k) Savings Plan.   The German American Bancorp 401(k) Savings Plan (the “401(k) Plan”) is a tax-qualified defined contribution plan that enables eligible employees to defer income taxation on up to 60% of their compensation (not to exceed $22,500 for 2023 or $30,000 for employees age 50 or older). We currently provide fully vested matching contributions equal to 100% of each employee’s pre-tax contributions up to the first 3% of compensation plus 50% of the employee’s pre-tax contributions up to the next 2% of compensation. As mentioned previously, the 401(k) plan automatically enrolls all employees at the 5% contribution level in order to get the full 4% match. Participants in the plan direct the investment of their account balances and are eligible for loans, certain in-service withdrawals, and distributions upon termination of employment. All Named Executive Officers participate in the 401(k) Plan.
German American Bancorp Nonqualified Savings Plan.   Under the German American Bancorp Nonqualified Savings Plan, established in 2004 (the “Nonqualified Savings Plan”), highly compensated or management employees of the Company and its subsidiaries who are specifically designated from time to time by the Committee as eligible to participate in the Plan may, through payroll deduction, make employee deferral contributions between 1% and 60% of their regular earnings. Participants in the plan direct the investment of their account balances. The Plan was amended in 2008 to bring it into technical compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
We make matching contributions under the Nonqualified Savings Plan according to the following formula:
•
100% of the first 3% of the participant’s eligible compensation contributed to the Nonqualified Savings Plan and the 401(k) Plan as “Deferral Contributions” (as defined under the respective plans) for the plan year, plus

•
50% of the next 2% of the participant’s eligible compensation contributed to the Nonqualified Savings Plan and the 401(k) Plan as “Deferral Contributions” (as defined under the respective plans) for the plan year.

In no event, however, may the aggregate employer matching contributions on behalf of any participant in any plan year, considering both the matching contribution under the Nonqualified Savings Plan and any employer matching contribution under the 401(k) Plan, exceed 4% of such participant’s eligible compensation.
As elected by the participant, each participant (or his or her beneficiary) will receive a lump sum distribution or series of installment distributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement or early retirement. The Nonqualified Savings Plan contains certain provisions that may accelerate the timing of distributions in the event of death, disability or certain changes in control of the Company. During 2023, Mr. Dauby, Mr. Rust, Mr. Leinenbach, Ms. Jackson, and Mr. Barrett each had an account under the Nonqualified Savings Plan.

Supplemental Executive Retirement Agreements.   Mr. Rust is party to an Executive Supplemental Retirement Income Agreement with the Company’s bank subsidiary that provides for a supplemental retirement benefit in the fixed amount of $26,340 per year for fifteen years and an additional death benefit of $10,000. Mr. Rust is 100% vested in the benefit and amounts become payable upon his death, disability, termination of employment, or retirement. The arrangement constitutes a non-qualified deferred compensation plan. The benefit is forfeited in the event he is terminated for “Cause” as described in the agreement. Except in cases of death or disability, the benefit will commence on the first day of the month following his 65th birthday. If he terminates employment prior to age 65 but after age 60, he may elect to commence benefits prior to age 65 but a reduction will be applied equal to 6% per year for each year in which benefits are commenced prior to age 65. Death benefits, including a $10,000 burial benefit, are payable to Mr. Rust’s beneficiary under the plan. This plan was amended in December 2008 to bring the arrangement into technical compliance with requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
As part of the Company’s on-going succession planning for its Executive Officers, the Company’s bank subsidiary entered into Supplemental Executive Retirement Agreement with Mr. Leinenbach to ensure an orderly transition of his responsibilities by incentivizing him to delay his expected retirement date. Specifically, the agreement with Mr. Leinenbach, which was entered into in August 2017, provides that, so long as he remained employed by the bank subsidiary through a retention date of December 31, 2023 (the “Retention Date”), which date represents the last day of the month in which his 65th birthday occurred, he will receive a supplemental retirement benefit in the amount of $500,000, plus interest. The retirement benefit will be paid in monthly installments, over a ten-year period that commences on January 1, 2025. The arrangement constitutes a non-qualified deferred compensation plan. It is intended that amounts payable under this agreement shall either be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, so as not to subject Mr. Leinenbach to the payment of any interest, penalties or additional tax imposed under Section 409A.
Other Compensation
Detailed information regarding other compensation is provided in note 6 to the Summary Compensation Table later in this document. In general, we believe that perquisites should not constitute a significant portion of any Executive Officer’s compensation. For more detail on other compensation amounts, please refer to the “All Other Compensation” table in such note 6.
Compensation Committee Report
The Compensation/Human Resources Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis,” and, based on such review and discussion, the Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement, from which it will be incorporated by reference into the Company’s Annual Report on Form 10-K.
Zachary W. Bawel, Chairman
Angela Curry
Susan J. Ellspermann
Christina M. Ryan
Thomas W. Seger

Risk Assessment
We believe that our compensatory plans or programs provide appropriate incentives for all of our employees, including but not limited to our employees engaged in marketing and selling particular types of banking, insurance, securities, or other financial products or services, and our Executive Officers. We also believe that those plans and programs, considered individually and as a whole, neither encourage excessive or unnecessary risk that would adversely affect the long-term value or performance of our Company nor encourage employees to manipulate earnings in order to enhance the benefits payable under such plans or programs.
We believe that our annually-reconstituted Management Incentive Plan, including that of our Executive Officers (described above under the heading “Compensation Discussion and Analysis,” and considering both the short-term and long-term award structures created by that Plan), is well designed to align our strategic objectives with short-term and long-term shareholder value and to not encourage risky employee behavior, because:
•
the corporate performance metrics (as specified by the balanced scorecards) take into consideration:

•
balance sheet, income statement, and equity factors, and

•
threshold goals under such scorecards were (are) reasonably achievable with good performance, and therefore were sufficiently challenging but not overly difficult, and

•
specified performance metrics did (do) not include steep cliffs for not achieving nor exponential upside to achieving them (we pro-rate awards between various performance levels);

•
based on peer group comparisons, the incentives payable to our Executive Officers under their balanced scorecards were (are) capped at reasonable levels and the maximum (exceptional) awards represent an appropriate portion of total pay;

•
our inclusion of an award based on a three-year performance period discourages activities that do not benefit us over a long term; and

•
denomination of long-term awards in payments of restricted Company stock and additional vesting terms gives further incentive to our executives to focus on sustained value creation.

Similarly, we believe that the compensation programs available to our employees generally, and in our investments and insurance areas in particular (such as permitted payments for referrals, account opening incentives, and insurance, mortgage loan, and brokerage commissions and other payments based on products and services sold or provided or business developed or produced) are appropriately aligned with our Company’s strategy and objectives for long-term value creation for shareholders, and properly reward various performance outcomes.
Executive Compensation
The following tabular and other information describes the compensation of our Chairman and Chief Executive Officer, our President and Chief Financial Officer, and our four Executive Vice Presidents employed at the end of 2023 (we refer to these individuals as our “Named Executive Officers” or “NEOs”), for their services to the Company and its subsidiaries during 2023 and certain prior years.

Summary
The following table provides a summary of compensation for 2021 through 2023 with respect to our Named Executive Officers.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
D. Neil Dauby, Chairman and Chief Executive Officer	2023	625,000	―	423,754	―	254,688	―	114,673	1,418,115
	2022	580,000	―	403,122	―	297,540	―	93,389	1,374,051
	2021	425,000	―	243,000		244,440	―	59,146	971,586
Bradley M. Rust, President and Chief Financial Officer	2023	450,000	―	244,086	―	151,020	13,844	92,287	951,237
	2022	440,000	―	244,652	―	184,448	13,302	84,449	966,851
	2021	375,000	―	202,513	―	203,700	12,781	64,727	858,721
Keith A. Leinenbach, Executive Vice President and Chief Credit Officer	2023	350,000	―	166,115	―	102,778	―	77,477	696,370
	2022	340,000	―	165,434	―	123,522	―	73,225	702,181
	2021	310,000	―	146,501	―	147,343	―	60,562	664,406
Michael F. Beckwith, Executive Vice President and Chief Banking Officer	2023	350,000	―	166,115	―	100,328	―	56,806	673,249
Amy D. Jackson, Executive Vice President and Chief Administrative Officer	2023	300,000	―	142,389	―	87,045	―	52,287	581,721
	2022	265,000	―	128,950	―	96,275	―	34,393	524,618
Clay M. Barrett, Executive Vice President and Chief Digital and Information Officer	2023	275,000	―	130,526	―	77,866	―	49,905	533,297
	2022	250,000	―	121,681	―	89,950	―	28,716	490,347

(1)
No discretionary bonus payments were made to the Named Executive Officers in any of the years presented.

(2)
Amounts reported in this column represent the value of the long-term incentive awards granted under the Executive Management Incentive Plan in effect for the three-year performance periods ending December 31, 2023, December 31, 2022, and December 31, 2021, as applicable, which are payable in shares of restricted stock determined on the related grant date. The “Long-Term Incentive Awards” section of the “Compensation Discussion and Analysis” provides additional details. The LTI restricted stock awards related to the amounts in this column vest over a three-year period. In each case, vesting is subject to continued service. We report these awards for purposes of our Summary Compensation Table as being awarded in the final year of the related three-year performance period, even though we accrue the related expense in different time periods for financial reporting purposes. The amounts are reported with respect to the year in which they were ultimately earned. For a discussion of the assumptions used in the calculation of the stock awards reported in this column, please see Note 8 of the Notes to Consolidated Financial Statements in the Company’s 2023 Annual Report on Form 10-K.

(3)
No stock options were granted to the Named Executive Officers in any of the years presented.

(4)
The amounts in this column represent short-term cash incentive awards that were earned based on performance during 2021, 2022, and 2023, respectively and as applicable, under the Company’s Management Incentive Plan. The “Short-Term Cash Incentive Awards” section of “Compensation Discussion and Analysis” provides additional details. These short-term cash incentive awards are generally paid (subject to the executive’s continued employment) to the executive in quarterly installments during the year following the year in which they were earned (for instance, 2023 amounts will be paid in 2024).

(5)
With respect to Mr. Rust, the amounts specified in Column (h) reflect the increase in the present value of his accrued benefit under an Executive Supplemental Retirement Income Agreement of $12,781 for 2021, $13,302 for 2022, and $13,844 for 2023.

(6)
The amounts specified in Column (i) include the following:

Name	Year	Perquisites & Other Personal Benefits(a) ($)	Relocation Expense Reimbursement ($)	Payments/ Accruals on Termination Plans ($)	Company Contributions to Defined Contribution Plans ($)	Cash Dividends on Restricted Stock ($)	Life Insurance Premiums(b) ($)
D. Neil Dauby	2023	55,064			43,698	14,730	1,181
	2022	48,308	―	―	37,541	6,818	722
	2021	31,163	―	―	24,194	3,067	722
Bradley M. Rust	2023	50,161			30,936	10,468	722
	2022	47,178	―	―	30,252	6,297	722
	2021	37,897	―	―	22,642	3,466	722
Keith A. Leinenbach	2023	44,115			23,761	7,467	2,134
	2022	43,608	―	―	23,673	4,835	1,109
	2021	38,752	―	―	17,893	2,808	1,109
Michael F. Beckwith	2023	32,577			20,716	3,127	386
Amy D. Jackson	2023	30,311			17,712	4,012	252
	2022	18,952	―	―	13,746	1,443	252
Clay M. Barrett	2023	29,957			16,143	3,553	252
	2022	17,149	―	―	10,257	1,058	252

(a)
Amounts include (i) imputed income from personal use of automobile provided by the Company, (ii) Service Award Value, (iii) Service Award Cash, (iv) a 5% discount off the market price of Company stock purchased by the Named Executive Officers under the Company’s Employee Stock Purchase Plan, (v) a cash “retirement allowance” (intended to help salaried employees defray the cost of saving for retirement following the elimination in 2004 of a Company-funded retirement contribution to the Profit Sharing Plan) for each year (and which, for 2023, was provided in the following amounts: $52,022 (Mr. Dauby), $36,828 (Mr. Rust), $28,287 (Mr. Leinenbach), $24,662 (Mr. Beckwith), $21,086 (Ms. Jackson) and $19,218 (Mr. Barrett); for 2022, was provided in the following amounts: $44,692 (Mr. Dauby), $36,014 (Mr. Rust), $28,182 (Mr. Leinenbach), $18,852 (Ms. Jackson) and $16,789 (Mr. Barrett); and for 2021, was provided in the following amounts: $28,808 (Mr. Dauby), $26,955 (Mr. Rust), and $22,944 (Mr. Leinenbach), and are included in the Named Executive Officers’ paychecks throughout the year), and (vi) a “longevity payment,” paid in November of each year.

(b)
The Named Executive Officers receive group term life insurance coverage equal to their base salary. The amounts in this column reflect the imputed income on the premiums for the Named Executive Officers’ coverage.

Grants of Plan-Based Awards
As noted above under the “Compensation Discussion and Analysis” section on “Compensation Components,” our Board, at its February 27, 2023 board meeting, adopted “balanced scorecards” that substantially established, for each of our then-current Named Executive Officers, the Board’s performance levels during the one- and three-year periods ending December 31, 2023, by which they would be considered for short-term and long-term incentive awards after the conclusion of 2023. At the meeting held February 27, 2023, and based on the extent to which the Board deemed the performance criteria to be satisfied, the Board authorized (a) the payment of short-term incentive awards (payable quarterly in 2024 in cash) to the Named Executive Officers for 2023 performance, and (b) the issuance of restricted shares as LTI Awards (to be issued on March 15, 2024, based on Company stock prices at the close of trading on March 14, 2024) based upon performance for the three-year performance period ending December 31, 2023.
The following table provides additional information regarding grants of plan-based awards made to the Named Executive Officers during the year ending December 31, 2023 (based on the good, very good, and exceptional award levels as they existed as of December 31, 2023 under the balanced scorecards for such grants).
GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Share)
Name	Grant Date*	Good ($)	Very Good ($)	Exceptional ($)	Good (#)	Very Good (#)	Exceptional (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
D. Neil Dauby	2-27-23	234,375	390,625	546,875	7,231	12,052	16,873	—	―	―
Bradley M. Rust	2-27-23	135,000	225,000	315,000	4,165	6,942	9,719	―	―	―
Michael F. Beckwith	2-27-23	91,875	153,125	214,375	2,834	4,724	6,614	―	―	―
Keith A. Leinenbach	2-27-23	91,875	153,125	214,375	2,834	4,724	6,614	―	―	―
Amy D. Jackson	2-27-23	78,750	131,250	183,750	2,429	4,049	5,669	―	―	―
Clay M. Barrett	2-27-23	72,188	120,313	168,438	2,227	3,712	5,197	―	―	―

*
As explained above, the grants of short-term awards and long-term awards with respect to 2023 performance were approved on March 4, 2024, but such 2023 grants were awarded with reference to performance goals that were substantially established at a meeting of the Board held on February 27, 2023. Solely for purposes of this presentation, the “grant date” is considered to be the date of the substantial establishment of the balanced scorecard performance goals at the February 27, 2023 meeting of the Board.

(1)
These columns reflect the estimated good, very good, and exceptional levels of the potential grants under the short-term incentive plan calculated using year-end 2023 salaries (under the balanced scorecard performance goals that were substantially established by Board action on February 27, 2023). The actual amounts of the awards (as fixed by action of the Board on March 4, 2024) have been reported in the Summary Compensation Table.

(2)
These columns reflect the estimated good, very good, and exceptional levels of restricted shares that could have been awarded under the long-term incentive plan calculated using year-end 2023 salaries (under the balanced scorecard performance goals that were substantially established by Board action on February 27, 2023). The estimated number of restricted shares was determined by taking the projected long-term incentive award and dividing this amount by the market price of the Company’s common shares at the end of the Fiscal Year (based on the Nasdaq Official Closing Price of $32.41 for the Company’s common shares on December 29, 2023), then rounded up to the nearest whole number of shares.

Option Exercises and Stock Vested
The following table provides information on stock relating to grants becoming vested in 2023 with respect to the Named Executive Officers. The stock grants reported below consist of the following:

•
one-third of the LTI restricted stock awards granted on March 15, 2021 (based on performance for the three-year period ending December 31, 2020), which vested effective March 15, 2023 (for Messrs. Dauby, Rust, and Leinenbach);

•
50% of the LTI restricted stock awards granted on March 15, 2021 (based on performance for the three-year period ending December 31, 2020), which vested effective December 5, 2023 (for Ms. Jackson and Messrs. Beckwith and Barrett);

•
one-third of the LTI restricted stock awards granted on March 15, 2022 (based on performance for the three-year period ending December 31, 2021), which vested effective March 15, 2023 (for Messrs. Dauby, Rust, and Leinenbach); and

•
50% of the LTI restricted stock awards granted on March 15, 2022 (based on performance for the three-year period ending December 31, 2021), which vested effective December 5, 2023 (for Ms. Jackson and Messrs. Beckwith and Barrett).

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
D. Neil Dauby	―	―	3,037	103,167
Bradley M. Rust	―	―	2,698	91,651
Keith A. Leinenbach	―	―	2,071	70,352
Michael F. Beckwith	―	―	1,056	31,881
Amy D. Jackson	―	―	710	21,435
Clay M. Barrett	―	―	525	15,850
Outstanding Equity Awards at Fiscal Year-End
The following table includes information regarding the outstanding equity awards of our Named Executive Officers at December 31, 2023. For this purpose, the number of Stock Awards reported in column (g) represents (a) the unvested portions of the restricted shares granted in March 2022 (with respect to corporate performance during the three-year period ended December 31, 2021), (b) the unvested portions of the restricted shares issued in March 2023 (with respect to corporate performance during the three-year period ended December 31, 2022), and (c) all of the restricted shares issued in March 2024 (with respect to corporate performance during the three-year period ended December 31, 2023). The long-term corporate performance scorecards for the three-year period ended December 31, 2023, were established by Board action on February 27, 2023. The dollar values of the 2023 scorecard performance targets were determinable as of December 31, 2023 and, therefore, the number of shares actually issued March 15, 2024, in satisfaction of those dollar values (based on the March 14, 2024 fair market value of our common shares) are included in the column (g) figures as if they had been awarded effective December 31, 2023.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
D. Neil Dauby	―	―	―	―	―	29,224	947,150	―	―
Bradley M. Rust	―	―	―	―	―	18,247	591,385	―	―
Keith A. Leinenbach	―	―	―	―	―	12,532	406,162	―	―
Michael F. Beckwith	―	―	―	―	―	7,763	251,599	―	―
Amy D. Jackson	―	―	―	―	―	8,716	282,486	―	―
Clay M. Barrett	―	―	―	―	―	8,016	259,799	―	―
Nonqualified Deferred Compensation
As noted under “Compensation Discussion and Analysis” above under the section entitled “Retirement/ Deferred Compensation Benefits,” the Named Executive Officers participated in the Nonqualified Savings Plan in 2023. In addition, Messrs. Rust and Leinenbach are also each party to a supplemental executive retirement agreement with the Company’s bank subsidiary that provides for certain supplemental retirement benefits (which, as defined benefits, are disclosed in the “Pension Benefits” section below).
The following table provides information regarding nonqualified deferred contribution and earnings credits for 2023 with respect to the Named Executive Officers.
NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)
D. Neil Dauby	67,355	30,498	39,305	―	222,975
Bradley M. Rust	19,392	17,736	6,519	―	154,349
Keith A. Leinenbach	7,533	10,561	5,064	―	68,565
Michael F. Beckwith	26,000	7,516	11,323	―	92,625
Amy D. Jackson	6,411	4,512	1,979	―	17,367
Clay M. Barrett	8,825	2,943	7,290	―	47,488

(1)
Amounts in column (c) represent the matching contributions accrued under the Nonqualified Savings Plan in 2023 that will be contributed in 2024, such amounts are also included in “All Other Compensation” (column (i)) of the Summary Compensation Table.

(2)
Earnings (losses) reported in column (d) represent the change in market value of the investments in which the Named Executive Officers direct the investment of their accounts.

(3)
The amounts in column (f) include compensation in the amount of $55,605 for Mr. Dauby, $89,814 for Mr. Rust, $47,548 for Mr. Leinenbach, $3,636 for Ms. Jackson, and $1,903 for Mr. Barrett that, in each case, was included in the Summary Compensation Table for years prior to 2023.

Pension Benefits
Mr. Rust is party to an Executive Supplemental Retirement Income Agreement that provides for a supplemental retirement benefit in the fixed amount (i.e., the benefit does not further increase based on either the age or the service of Mr. Rust) of $26,340 per year for fifteen years and an additional $10,000 death benefit. Mr. Rust is 100% vested in the benefit and amounts become payable upon his death, disability, termination of employment or retirement. Except in cases of death or disability, the benefit will commence on the first day of the month following his 65th birthday. If he terminates employment prior to age 65 but after age 60, he may elect to commence benefits prior to age 65 but a reduction will be applied equal to 6% per year for each year in which benefits are commenced prior to age 65. Death benefits, including a $10,000 burial benefit, are payable to Mr. Rust’s beneficiary under the plan.
Mr. Leinenbach is party to a Supplemental Executive Retirement Agreement with the Company’s bank subsidiary that provides for a supplemental retirement benefit in the amount of $500,000, plus interest. As he remained employed by the bank subsidiary through the retention date of December 31, 2023 (which represents the last day of the month in which his 65th birthday occurred), Mr. Leinenbach will receive the retirement benefit, in monthly installments, over a ten-year period that commences January 1, 2025.
The following table provides information regarding benefits and distributions under these pension benefit arrangements with respect to the Named Executive Officers.
PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
D. Neil Dauby	―	―	―	―
Bradley M. Rust	Executive Supplemental Retirement Income Agreement	N/A(1)	166,745(2)	None
Keith A. Leinenbach	Supplemental Executive Retirement Agreement	N/A(1)	0	None
Michael F. Beckwith	―	―	―	―
Amy D. Jackson	―	―	―	―
Clay M. Barrett	―	―	―	―

(1)
The benefits under the supplemental executive retirement agreements with Messrs. Rust and Leinenbach are not dependent on credited years of service. Mr. Rust is 100% vested in the benefit under his agreement. Mr. Leinenbach’s right to retirement benefits is contingent upon his continuing employment by the bank subsidiary through December 31, 2024.

(2)
The present value of Mr. Rust’s accumulated benefit reflects the payment of the retirement benefit in one hundred eighty (180) equal monthly installments commencing at normal retirement age and a discount rate equal to 4.0%.

Potential Payments upon Termination or Change in Control
We are not party to any severance or other employment agreements with the Named Executive Officers. In addition, we have not entered into any change in control agreements with any of the Named Executive Officers. The only potential termination/change in control benefits are as follows (determined as if the change in control occurred on December 31, 2023):
•
The 2019 LTI Plan provides that upon a change in control, and unless otherwise determined by the Board, all unvested awards become vested and all related restrictions lapse. No stock options have been issued under the 2019 LTI Plan to the Named Executive Officers. However, as of December 31, 2023, there was a total of 47,426 shares of unvested restricted stock outstanding that were issued to the Named Executive Officers pursuant to previously granted LTI awards. Accordingly, had a change in control occurred as of December 31, 2023, each of the Named Executive Officers would have been entitled to vesting of their then-unvested restricted shares, which would have had the values set forth below.

	Scheduled to Vest March 15, 2024		Scheduled to Vest December 5, 2024		Scheduled to Vest March 15, 2025		Scheduled to Vest December 5, 2025		Scheduled to Vest March 15, 2026		Total Market Value of Shares(1) ($)
Name	Number of Shares (#)	Market Value of Shares(1) ($)	Number of Shares (#)	Market Value of Shares(1) ($)	Number of Shares (#)	Market Value of Shares(1) ($)	Number of Shares (#)	Market Value of Shares(1) ($)	Number of Shares (#)	Market Value of Shares(1) ($)
D. Neil Dauby	6,992	226,611	—	—	5,990	194,136	—	—	3,955	128,182	548,928
Bradley M. Rust	5,098	165,226	—	—	4,096	132,751	—	—	2,400	77,784	375,762
Keith A. Leinenbach	3,694	119,723	—	—	2,849	92,336	—	—	1,624	52,634	264,692
Michael F. Beckwith	—	—	1,587	51,435	—	—	967	31,340	—	—	82,775
Amy D. Jackson	1,265	40,999	455	14,747	1,265	40,999	—	—	1,266	41,031	137,775
Clay M. Barrett	1,194	38,698	341	11,052	1,194	38,698	—	—	1,194	36,698	127,144

(1)
Based on the closing price of $32.41 per share on December 29, 2023.

•
As noted under “Compensation Discussion and Analysis” above, under the section entitled “Retirement/Deferred Compensation Benefits,” the Named Executive Officers were participants in the Nonqualified Savings Plan as of December 31, 2023. If elected by the participant, he/she (or his/her beneficiary) will receive a lump sum or installment distribution of his/her deferrals and matching contributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement or early retirement. If elected by the Named Executive Officers, distribution of payments under the Nonqualified Savings Plan may be accelerated in the event of death, disability, or a change in control of the Company. The account balances as of December 31, 2023 are disclosed in column (f) of the Nonqualified Deferred Compensation table, above.

•
As noted under the Pension Benefit disclosure above, Mr. Rust’s accrued benefit under his Executive Supplemental Retirement Income Agreement will become payable at age 65, unless he terminates after attaining age 60 and elects to commence a reduced early retirement benefit. If Mr. Rust is terminated without “Cause” (as defined under the agreement) prior to age 60, the benefit will commence, without reduction, on the first day of the month following his 65th birthday. However, if his termination of employment before age 60 is voluntary, Mr. Rust shall only be entitled to his vested accrued benefit existing at the termination date. Should Mr. Rust’s employment be terminated for Cause prior to age 65, his retirement benefit will be forfeited.

•
As noted under the Pension Benefit disclosure above, because Mr. Leinenbach remained employed by the bank subsidiary through his applicable Retention Date, he will receive the retirement benefits under his Supplemental Executive Retirement Agreement, in monthly installments, over a ten-year period that commences January 1, 2025.

CEO Pay Ratio
As a result of rules adopted under the Dodd-Frank Act, the SEC requires us to disclose the CEO to median employee pay ratio. Specifically, the CEO pay ratio is determined by calculating: (i) the median of the annual total compensation of all employees other than the CEO; (ii) the annual total compensation of the CEO; and (iii) the ratio of these amounts. The purpose of the disclosure is to provide a measure of the equitability of pay within the organization. The Company believes, through its compensation philosophy, that our CEO pay ratio yields an equitable result.
In accordance with the SEC rules, for 2023, we are using the same median employee identified in the proxy statement for last year’s annual meeting of shareholders. There have been no changes in our employee population or our employee compensation arrangements that resulted in a significant change of the pay distribution to our employee population, or would significantly impact the pay ratio disclosure.
In determining the median employee for 2022, a listing was prepared of all employees. We started with gross earnings for all individuals within our three companies: German American Bank, German American Investment Services, Inc., and German American Insurance, Inc. We omitted employees terminated during 2022. For employees hired during the year, we annualized their salaries based on their month of hire. With our CEO omitted from the list, there were 919 employees remaining. We then selected the 460th person on the list as our most comparative median employee in the organization.
Our CEO, Mr. Dauby, had 2023 annual total compensation of $1,418,111 as reflected in the Summary Compensation Table included in this proxy statement. Our median employee’s annual total compensation for 2023 was $48,989. As a result, we calculated that Mr. Dauby’s 2023 annual total compensation was approximately 29 times that of our median employee.
Pay Versus Performance
Year	Summary compensation table total for PEO(1) ($)	Compensation actually paid to PEO(2) ($)	Average summary compensation table total for non-PEO named executive officers(1) ($)	Average compensation actually paid to non-PEO named executive officers(2) ($)	Value of initial fixed $100 investment based on:		Net income(5) ($ Thousands)	3-Year Average Growth in Adjusted Earnings per Share(6)
					Total shareholder return(3) ($)	Peer group total shareholder return(4) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	1,418,115	1,344,065	687,175	637,832	100.86	102.59	$85,888	9%
2022	1,374,051	1,196,188	689,558	624,348	112.33	110.78	$81,825	13%
2021	1,626,579	1,518,365	801,437	726,260	114.58	129.96	$84,137	18%
2020	1,370,874	1,122,181	626,800	526,384	95.22	92.90	$62,210	10%

(1)
Amounts represent “Summary Compensation Table” totals for our principal executive officers (“PEOs”) and the average “Summary Compensation Table” totals for our remaining NEOs for the relevant fiscal year, which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOS
2023	D. Neil Dauby	Bradley M. Rust, Keith A. Leinenbach, Michael F. Beckwith, Amy D. Jackson and Clay M. Barrett
2022	D. Neil Dauby	Bradley M. Rust, Randall L. Braun, Keith A. Leinenbach, Amy D. Jackson and Clay M. Barrett
2021	Mark A. Schroeder	D. Neil Dauby, Bradley M. Rust, Randall L. Braun and Keith A. Leinenbach
2020	Mark A. Schroeder	D. Neil Dauby, Clay W. Ewing, Bradley M. Rust, Randall L. Braun and Keith A. Leinenbach

(2)
Amounts represent compensation actually paid to our PEOs and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table in footnote (1) above.

The table below provides the adjustments to the Summary Compensation Table (“SCT”) total compensation made to arrive at the compensation actually paid for the PEO and the average for Non-PEO NEOs:
Description	Fiscal Year (“FY”) 2023		FY 2022		FY 2021		FY 2020
	PEO ($)	Average for Non-PEO NEOs ($)	PEO ($)	Average for Non-PEO NEOs ($)	PEO ($)	Average for Non-PEO NEOs ($)	PEO ($)	Average for Non-PEO NEOs ($)
Deduct the amounts reported in the SCT for “stock awards” (column (e)) and “option awards” (column (f))	(423,754)	(169,846)	(403,122)	(168,145)	(421,906)	(187,585)	(358,801)	(141,882)
Add the fair value (“FV”) as of the end of the applicable FY of all awards granted during such FY that are outstanding and unvested as of the end of the FY	384,609	138,611	227,679	106,946	286,776	105,899	116,742	46,736
Add/Deduct the change as of the end of the applicable FY (from the end of the prior FY) in FV of any awards granted in any prior FY that are outstanding and unvested as of the end of such FY	(24,792)	(8,905)	(3,367)	(1,908)	10,390	3,725	(1,796)	(744)
Add, for awards that are granted and vest in the same year, the FV as of the vesting date	—	—	—	—	—	—	—	—
Add/Deduct the change as of the vesting date (from the end of the prior FY) in FV of any awards granted in any prior FY for which all applicable vesting conditions were satisfied at the end of or during the applicable FY	(10,113)	(6,434)	947	557	16,526	5,979	(4,838)	(1,994)
Subtract, for any awards granted in any prior FY that fail to meet the applicable vesting conditions during the applicable FY, the amount equal to the FV at the end of the prior FY	—	—	—	—	—	—	—	—
Add any dividends or other earnings paid on stock or option awards in the applicable FY prior to the vesting date that are not otherwise included in the total compensation for such FY	—	—	—	—	—	—	—	—
Deduct aggregate change in the Actuarial Present Values reported under the “Change in Pension Value” Column of the SCT	—	(2,769)	—	(2,660)	—	(3,195)	—	(2,532)
Add, for all pension plans reported in the SCT, the aggregate of Service Cost and Prior Service Cost	—	—	—	—	—	—	—	—
Total	(74,050)	(49,343)	(177,863)	(65,210)	(108,214)	(75,177)	(248,693)	(100,416)

(3)
For the relevant fiscal year, represents the cumulative total shareholder return (“TSR”) of German American Bancorp, Inc. for the measurement periods ending on December 31 of each of 2023, 2022, 2021, and 2020, respectively.

(4)
For the relevant fiscal year, represents the cumulative TSR of the S&P Regional Banks Select Industry Index (“Peer Group TSR”) for the measurement periods ending on December 31 of each of 2023, 2022, 2021, and 2020, respectively.

(5)
Reflects “Net Income” in the company’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2023, 2022, 2021 and 2020.

(6)
The Company-Selected Measure is 3-Year Average Growth in Adjusted Earnings per Share. This measure is the average of the Company’s annual growth in adjusted EPS for each year in the 3-year period ending with the listed fiscal year. Adjusted EPS is a non-GAAP measure. For 2022, the Company’s annual GAAP net income (which is the basis for EPS) was adjusted to eliminate the after-tax impact of certain non-recurring expenses resulting from its merger with CUB, which the Company and its Board of Directors consider as being unrepresentative of the Company’s core operating performance.

Description of Relationships Among Pay Versus Performance Measures
Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Company Total Shareholder Return
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the four most recently completed fiscal years.
Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our net income during the four most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and 3-Year Average Growth in Adjusted Earnings per Share
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our 3-Year Average Growth in Adjusted Earnings per Share during each of the four most recently completed fiscal years.
Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the four most recently completed fiscal years to that of the S&P Regional Banks Select Industry Index over the same period.
Tabular List of Important Financial Measures
The most important financial performance measures used by the Company in 2023 to set the compensation for its PEO (i.e., our Chairman and Chief Executive Officer), and all of its non-PEO Named Executive Officers are listed below:
•
3-Year Average Growth in Adjusted Earnings per Share.

•
3-Year Average Adjusted Return on Average Equity.

•
3-Year Average Adjusted Return on Average Assets.

•
Net Income.

DIRECTOR COMPENSATION
The Company compensates its directors for their service to the Company and the Company’s subsidiaries based on a twelve-month period commencing July 1 and ending on June 30 of the following year. The Company evaluates director pay using an analysis of its peer group’s reported director compensation and additional survey comparisons, with a desire to remain competitive in attracting and retaining qualified directors. The Committee retained Blanchard Consulting Group (“BCG”) to conduct a comprehensive Board of Director compensation study in 2023, which provided us with director compensation data from our peer group and other BCG survey data sources. The BCG evaluation found that the Company’s total director compensation for the average director was slightly above the median (50th percentile value of our peer group. Based on this assessment and the Committee’s review of the information, it was determined that director compensation for 2023 should be increased from the amounts paid for 2022.
Specifically, the director compensation changes for the annual period that commenced July 1, 2023 included (i) an increase in the equity portion of the annual retainer from $25,000 to $40,000, (ii) an increase in the supplemental cash retainer paid to the lead independent director (Mr. Seger) from $15,000 to $25,000, and (iii) increases in the supplemental cash retainers paid to committee chairs as follows: Audit Committee (Mr. Root) from $8,500 to $10,000; Compensation/Human Resources Committee (Mr. Bawel) from $5,000 to $7,500; and Credit Risk Management Committee (Mr. Fine) from $5,000 to $7,500. In 2023, the Company also began paying a supplemental cash retainer to the Chair of the Company’s Finance & Asset/Liability Management Committee (Mr. Wagler) in the amount of $3,000.
For the annual compensation period that commenced July 1, 2023, the cash portion of the annual retainer remained at $25,000 and the supplemental cash retainer paid to the Chairman of the Governance/Nominating Committee (Mr. Seger) remained at $5,000. The cash portion of the annual retainer and all supplemental cash retainers are paid in a lump sum that are earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance.
Non-employee members of the Board who serve on the board of directors (including any regional advisory board) of at least one of the subsidiaries receives additional compensation for his or her service to such subsidiaries in the form of director/advisory fees for meetings actually attended of (i) $850 for any meeting of a committee of the board of directors of our bank subsidiary or for any meeting of any regional advisory board of the bank subsidiary, (ii) $850 per meeting of the board of directors of German American Insurance, Inc., and (iii) $425 for each meeting of (A) the board of directors of German American Investment Services, Inc. and (B) the Wealth Advisory (Trust) Oversight Committee (which meetings occur sequentially on a quarterly basis). Additionally, those directors who travel from their primary residence or principal place of business, which is located outside of Dubois County, Indiana or the Indiana counties immediately adjacent to Dubois County, to meetings held at the Company’s headquarter offices, will be paid a $50 daily travel allowance in connection with his/her in-person attendance at board or assigned committee meetings.
On December 18, 2023, the Board granted 1,195 shares of restricted common stock of the Company as an additional retainer to the then current non-employee members of the Board of Directors under the 2019 LTI Plan. Accordingly, 1,195 shares of common stock of the Company (restricted as to transferability and vesting under the terms of the Board resolutions granting the awards) were issued to the Company’s non-employee directors effective as of the close of business on December 18, 2023, or an aggregate of 13,145 shares. Under the terms of the award resolutions, none of the grants of restricted stock will be transferable prior to December 31, 2024, and each award will be (i) fully forfeited and all shares issued under the award will be canceled should the holder of the award not continue in service as a director of the Company through December 31, 2024 for any reason other than death or disability, and (ii) subject to a 50% forfeiture (for any reason other than disability) should a director fail to attend in person at least 75% of the aggregate number of meetings of the Board and the other corporate, subsidiary or affiliate boards and committees on which he or she was a member during the period commencing on January 1, 2024, through December 31, 2024, or fail to attend (other than by reason of disability or illness or bona fide emergency) the Company’s annual meeting of shareholders held in 2024.
We feel director equity grants are an important part of our director compensation program as they truly tie the directors to the shareholders they represent. Non-employee directors are expected to attain an investment position in shares of our common stock (measured by the same rules as are used for determining the number of shares beneficially owned in our annual meeting proxy statement). On February 27, 2023, the Board of Directors approved changes to this ownership requirement to increase the multiple by which the investment position in shares of our common stock to four times the annual retainer, which is currently $65,000 and paid in a combination of cash and equity. Previously, the multiple has been three times the retainer. In addition, on February 27, 2023, the Board established a policy that all new non-employee directors must acquire such shares within five years after joining the Company’s Board of Directors, and current non-employee directors will have five years from the date of the implementation of the policy to acquire such shares. Excluding those non-employee directors that have joined our Board during the prior two years, all other non-employee directors met the requirements of our stock ownership policy as of the date of this proxy statement.
The table below shows all compensation paid during 2023 to our directors who served during 2023 and who were not also Executive Officers in 2023. Directors who are Executive Officers (which included Mr. Dauby) do not receive separate compensation as members of the Board.

DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards	Non-Equity Incentive Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)
Zachary W. Bawel	53,750	39,973	―	―	―	―	93,723
Angela Curry	39,650	39,973	―	―	―	―	79,623
Susan J. Ellspermann	43,700	39,973	―	―	―	―	83,673
Marc D. Fine	57,150	39,973	―	―	―	―	97,123
Jason M. Kelly	51,450	39,973	―	―	―	―	91,423
Diane B. Medley	43,400	39,973	―	―	―	―	83,373
M. Darren Root	54,950	39,973	―	―	―	―	94,923
Christina M. Ryan	38,750	39,973	―	―	―	―	78,723
Thomas W. Seger	83,050	39,973	―	―	―	―	123,023
Jack W. Sheidler	53,100	39,973	―	―	―	―	93,073
Tyson J. Wagler	50,100	39,973	―	―	―	―	90,073

(1)
See description above regarding the grant on December 18, 2023 of 1,195 restricted shares to each of the non-employee directors. The market value of the restricted shares was computed based on the closing market price of the Company’s common shares on December 18, 2023 of $33.45. Subject to the continued service and attendance obligations described above, such restricted shares will vest on December 31, 2024.

TRANSACTIONS WITH RELATED PERSONS
Since January 1, 2023, we have not participated in any transaction or series of related transactions (and there is no currently proposed transaction as of the date of this proxy statement) that involved (or is proposed to involve) an amount greater than $120,000 in which any of our directors, Executive Officers or members of their immediate families had (or would have) a direct or indirect material interest.
The Company’s bank subsidiary has (and expects to continue to have in the future) loan transactions in the ordinary course of business with directors and officers of the Company and their associates and members of their immediate families. These loans have been made on substantially the same terms, including interest rates, collateral, and repayment terms on extensions of credit, as those prevailing at the same time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features, and none of them are disclosable by us as nonaccrual, past due, restructured or potential problems (as those terms are defined by an SEC industry guide applicable to disclosures by bank holding companies).
As required by the listing standards of Nasdaq, the Audit Committee of our Board has the authority and responsibility for reviewing and approving all related party transactions of a type and size that would be required to be reported to shareholders and the SEC under the rules of the SEC for disclosure of related person transactions. Accordingly, transactions in which we participate (or are proposed to participate) that are covered by this review and approval requirement include but are not limited to most types of financial transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships, in which any of our directors, Executive Officers or members of their immediate families have a direct or indirect material interest (as determined in accordance with the SEC rules) and involve an amount in excess of $120,000. Certain types of transactions are not reportable in our annual meeting proxy statements under the SEC related person transaction disclosure rules, however, and therefore do not require Audit Committee review, including:
•
loan transactions of our Company’s bank subsidiary in which our directors, Executive Officers, or members of their immediate families may have a direct or indirect material interest, if such loans satisfy the standards (described by the preceding paragraph) for non-disclosure under the SEC rules;

•
payments of dividends made by us to our directors and our Named Executive Officers solely as a result of their ownership of our common shares;

•
compensation paid by us to our directors and to our Named Executive Officers that is disclosable as compensation in our annual meeting proxy statements and is in fact disclosed as such; and

•
compensation paid to any Executive Officer (other than a Named Executive Officer) if he or she is not an immediate family member of another Executive Officer or director, such compensation would have been reportable as compensation in this proxy statement if he or she were a Named Executive Officer for the year in question, and the compensation has been approved by our Compensation/Human Resources Committee.

Neither our Board nor its Audit Committee has adopted any written statement of policies and procedures to be applied in reviewing any such related person transactions, other than the provision in the Audit Committee charter described above that defines the types of transactions requiring review and approval. The Audit Committee, however, in reviewing and approving any such related person transaction, would be bound to abide by the standards of loyalty and care established by the Indiana Business Corporation Law for directors of corporations (like the Company) that are incorporated under Indiana law. These standards require that the directors on the Audit Committee, based on the facts then known to them, discharge their duties as members of the Audit Committee in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner that they reasonably believe to be in the best interests of the Company.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our Board is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.
The Company has designed its executive compensation program to attract, motivate, reward, and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. See “Compensation of Executive Officers — Compensation Discussion and Analysis” above.
The Securities and Exchange Commission has adopted requirements commonly referred to as the “Say-on-Pay” rules. As required by those rules, the Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our pay program for our Executive Officers identified in the Executive Compensation section of this proxy statement by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding our compensation program.
“RESOLVED, that the shareholders approve the compensation of the Company’s Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the proxy statement.”
Required Vote of Shareholders
The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to endorse the compensation of the Company’s Executive Officers pursuant to Proposal 2.
Our Board recommends that you vote FOR approval of the resolution approving the compensation of our Executive Officers (Proposal 2 on the proxy card).

PROPOSAL 3
ADVISORY VOTE ON THE APPROVAL OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its charter, the Audit Committee of our Board has selected the firm of Crowe LLP (“Crowe”), an independent registered public accounting firm, to be the Company’s auditors for the fiscal year ending December 31, 2024, and our Board is asking shareholders (on a non-binding advisory basis) to approve that appointment. We are not required to have the shareholders approve the selection of Crowe as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not approve the selection, the Audit Committee will reconsider the retention of Crowe, but ultimately may decide to retain Crowe as the Company’s independent auditor. Even if the selection is approved, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
Before selecting Crowe, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm’s efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Crowe in all of these respects. The Company has been advised by Crowe that neither it nor any of its associates has any direct or material indirect financial interest in the Company.
Crowe served as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements and internal control over financial reporting for 2023 and has been engaged by the Company’s Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements and internal control over financial reporting for 2024. Representatives of Crowe will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Our Board recommends that shareholders vote “FOR” approval of the appointment of Crowe as the Company’s independent registered public accounting firm for fiscal 2024.
Required Vote of Shareholders
The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to approve the appointment of Crowe.
Our Board recommends that you vote FOR the proposal to approve Crowe as the Company’s registered independent public accounting firm for 2024 (Proposal 3 on the proxy card).

SECTION 16(A): BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and Executive Officers and persons who beneficially own more than ten percent of the Company’s common shares to file with the SEC reports showing ownership of and changes in ownership of the Company’s common shares and other equity securities. We prepare and file these reports on behalf of our directors and Executive Officers. To our knowledge, all Section 16(a) reporting requirements applicable to our directors and Executive Officers were satisfied in a timely manner, except for the inadvertent failure of (i) Director Sheidler to timely report on Form 4 a single purchase of common stock, (ii) Director Medley to timely report on Form 4 two purchases of common stock in a retirement account, and (iii) Executive Officer Beckwith to timely file his initial Form 3.
SHAREHOLDER PROPOSALS FOR 2025 ANNUAL MEETING
Rule 14a-8 Shareholder Proposals.   If a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the annual meeting of shareholders to be held in the year 2025, under the rules of the SEC, the proposal must be received by our Corporate Secretary at the Company’s principal executive offices on or before the close of business on November 25, 2024 (the 120th day before the one-year anniversary date of the release of these proxy materials to shareholders). The submission of a shareholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in the Company’s proxy statement and form of proxy.
Advance Notice Shareholder Proposals or Nominations.   The Company’s Bylaws require advance notice for any business to be brought before a meeting of shareholders. For business, including director nominations, to be properly brought before the annual meeting of shareholders to be held in the year 2025, written notice of the shareholder proposal or director nomination must be received by our Corporate Secretary at the Company’s principal executive offices no earlier than the close of business on December 30, 2024 (the 120th day before the one-year anniversary date of the 2024 Annual Meeting) and no later than the close of business on January 29, 2025 (the 90th day before the one-year anniversary date of the 2024 Annual Meeting). The shareholder’s notice to the Corporate Secretary must comply with the Company’s Bylaws, which include information required under Rule 14a-19. Because the advance notice provisions of our Bylaws require earlier notice than Rule 14a-19, all notices required under Rule 14a-19 must also be received by our Corporate Secretary not later than the close of business on January 29, 2025.
Other Proposals; Discretionary Authority to Vote.   If notice of any other shareholder proposal intended to be presented at the 2025 annual meeting is not received by the Company on or before February 8, 2025, the proxy solicited by our Board for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.
Any proposals or notices should be mailed to German American Bancorp, Inc., Attention: Corporate Secretary, 711 Main Street, P. O. Box 810, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested.

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German American Bancorp, Inc. VOTE

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## Your vote matters – here's how to vote!

**Votes submitted electronically must be received by 1:00 am, (Central Time), on April 29, 2024.**

**Online**
Go to **www.envisionreports.com/GABC** or scan the QR code — login details are located in the shaded bar below.

**Phone**
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## 2024 Annual Meeting Proxy Card

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1. Election of Directors:

| Nominee | For | Withhold |
|---|---|---|
| 01 - Marc D. Fine | ☐ | ☐ |
| 02 - Jason M. Kelly | ☐ | ☐ |
| 03 - Christina M. Ryan | ☐ | ☐ |
| 04 - Tyson J. Wagler | ☐ | ☐ |

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4 2 B V01 - Marc D. Fine04 - Tyson J. Wagler02 - Jason M. Kelly 03 - Christina M. RyanFor Withhold For Withhold For WithholdUsing a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.03YK7B++Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q2024 Annual Meeting Proxy Card2. To approve, on an advisory basis, the compensation of ourExecutive Officers who are named in the compensationdisclosures in the accompanying Proxy Statement1. Election of Directors:For Against Abstain3. To approve, on an advisory basis, the appointment of CroweLLP as our independent registered public accounting firm forour fiscal year ending December 31, 2024For Against AbstainA Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.1234 5678 9012 345MMMMMMMMM 603167MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDC 1234567890 J N TMMMMMMMMMMMMMMMMMMMIf no electronic voting,delete QR code and control #Δ ≈000001MR A SAMPLEDESIGNATION (IF ANY)ADD 1ADD 2ADD 3ADD 4ADD 5ADD 6ENDORSEMENT_LINE______________ SACKPACK_____________MMMMMMMMMMMMMMM C123456789000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 extYou may vote online or by phone instead of mailing this card.OnlineGo to www.envisionreports.com/GABCor scan the QR code — login details arelocated in the shaded bar below.Save paper, time and money!Sign up for electronic delivery atwww.envisionreports.com/GABCPhoneCall toll free 1-800-652-VOTE (8683) withinthe USA, US territories and CanadaVotes submitted electronically must bereceived by 1:00 am, (Central Time),on April 29, 2024.Your vote matters – here’s how to vote!

Small steps make an impact.Help the environment by consenting to receive electronicdelivery, sign up at www.envisionreports.com/GABCProxy Solicited by Board of Directors for Annual Meeting of Shareholders — April 29, 2024Angela Curry and Susan J. Ellspermann, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of theundersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of German American Bancorp,Inc. to be held on April 29, 2024 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted as directed on the reverse side. If no such directions are indicated, the Proxies will have authority to vote FORall nominees and FOR Proposals 2 and 3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Items to be voted appear on reverse side)PROXY — GERMAN AMERICAN BANCORP, INC.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qChange of Address — Please print new address below. Comments — Please print your comments below.C Non-Voting Items++Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.The material is available at: www.envisionreports.com/GABC2024 Annual Meeting Admission Ticket2024 Annual Meeting of German American Bancorp, Inc. ShareholdersApril 29, 2024, 11:30 am ETGerman American Operations Center1311 W. 12th Ave., Jasper, INUpon arrival, please present this admission ticket and photo identification at the registration desk.